SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐ Preliminary proxy statement
☑ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
TRIPLE-S MANAGEMENT CORPORATION

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
Payment of filing fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

March 12, 2010
Dear Shareholders:
     We cordially invite you to our 2010 Annual Meeting of Shareholders. The meeting will be held on Friday, April 23, 2010, at the Ponce de León Rooms A, B and C of the Conrad San Juan Condado Plaza Hotel, 999 Ashford Avenue in San Juan, Puerto Rico. The meeting will begin at 9:00 a.m. (Eastern Daylight Time).
     This proxy statement describes the items to be voted on at the meeting. In addition to voting, we will review the company’s major developments of 2009 and answer your questions. I hope that you will participate in this review of our company’s business.
     We are making the proxy materials for this year’s annual meeting available over the Internet under the “notice and access” rules of the Securities and Exchange Commission. On or about March 12, 2010, we will mail a Notice Regarding the Availability of Proxy Materials (the “Notice”) to shareholders of record of our class B common stock at the close of business on February 23, 2010, and on or about the same date we will mail shareholders of our class A common stock a printed copy of this proxy statement and a proxy card. On the mailing date of the Notice, all shareholders will have the ability to access all of the proxy materials referred to in the Notice and this proxy statement. We believe that the e-proxy process will expedite receipt of proxy materials by our shareholders, lower our printing and mailing costs, and reduce the environmental impact of our annual meeting. If you received only a Notice by mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet, by telephone, by fax or by mail. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.
     It is important that your shares be represented and voted at the meeting. Therefore, we urge you to vote over the Internet or by telephone according to the instructions on the proxy statement and the Notice. As an alternative, if you received a printed copy of the proxy card by mail, you may complete, sign, date and fax the proxy card in accordance with the instructions set forth in the proxy statement, or return the completed proxy card in the postage-paid envelope we have provided. Shareholders who do not register their proxies before the day of the meeting may register them on Friday, April 23, 2010, from 8:00 a.m. to 9:00 a.m. (Eastern Daylight Time). If your shares are registered in the name of your broker or other nominee and you wish to attend the meeting, please obtain from your broker the evidence of ownership which will admit you to the meeting. If you attend the meeting, you may still choose to vote your shares in person even though you have previously designated a proxy.
     Your Board of Directors is counting on your participation. Your vote is important!
Sincerely,
Luis A. Clavell-Rodríguez, MD
Chairman

PROXY VOTING METHODS
     If at the close of business on February 23, 2010, you were a shareholder of record or held shares through a broker, bank or other nominee, you may vote your shares as described below or vote in person at the annual meeting. To reduce our administrative and postage costs, we would appreciate if shareholders would please vote over the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 3 of the proxy statement. If you are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on April 22, 2010 to be counted, unless otherwise noted below. To vote by proxy, please follow these instructions:
BY INTERNET
•	Go to the website at www.voteproxy.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit Control Number included on your Notice Regarding the Availability of Proxy Materials (the “Notice”) if you are a holder of class B common stock, or on your proxy card, if you are a holder of class A common stock, to obtain your records and create an electronic voting instruction form.
BY TELEPHONE
•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit Control Number included on your Notice if you are a holder of class B common stock, or on your proxy card, if you are a shareholder of class A common stock.
BY FAX
•	If you are a holder of class B common stock, you must request a proxy card from us by following the instructions on your Notice. If you are a holder of class A common stock, a proxy card was provided in the proxy materials mailed to your attention.

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Fax both sides of the completed proxy card to (787) 749-4148. If both sides are not received, we cannot count your vote.

•	Faxed proxy cards must be received no later than 12:00 p.m. (Eastern Daylight Time) on April 22, 2010 to be counted for the annual meeting.
BY MAIL
•	If you are a holder of class B common stock, you must request a proxy card from us by following the instructions on your Notice. If you are a shareholder of class A common stock, a proxy card was provided in the proxy materials mailed to your attention.

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope provided by us.

•	Mailed proxy cards must be received no later than 12:00 p.m. (Eastern Daylight Time) on April 22, 2010 to be counted for the annual meeting.
THANK YOU FOR VOTING.

TRIPLE-S MANAGEMENT CORPORATION
P.O. Box 363628
San Juan, Puerto Rico 00936-3628

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on Friday, April 23, 2010

To our Shareholders:
     NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders will be held on Friday, April 23, 2010, at the Ponce de León Rooms A, B and C of the Conrad San Juan Condado Plaza Hotel, 999 Ashford Avenue, San Juan, Puerto Rico. The meeting will begin at 9:00 a.m. (Eastern Daylight Time).
     At the meeting, shareholders will be asked to consider and vote on the following matters:
•	To elect one “Group 1” director for a one-year term, one “Group 2” director for a two-year term and four “Group 3” directors for a three-year term;

•	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010; and

•	To act on any other business that may properly come before the meeting or any adjournment thereof.
     Shareholders of record at the close of business on February 23, 2010, the record date for the meeting, are entitled to notice of and to vote at the meeting.
     All shareholders are urged to attend the meeting in person or by proxy. Your vote is important no matter how many shares you own. Whether you plan to attend the meeting or not, please vote your shares over the Internet or by telephone as we describe in the accompanying materials and the Notice. As an alternative, if you received a printed copy of the proxy card by mail, you may complete, sign, date and fax the proxy card in accordance with the instructions set forth in the proxy statement, or return the completed proxy card in the postage-paid envelope we have provided. Your prompt response is necessary to ensure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting, as explained in the accompanying proxy statement.
By order of the Board of Directors,
JESÚS R. SÁNCHEZ-COLÓN, DMD
Secretary
San Juan, Puerto Rico
March 12, 2010

i

TRIPLE-S MANAGEMENT CORPORATION
P.O. Box 363628
San Juan, Puerto Rico 00936-3628

PROXY STATEMENT
Annual Meeting of Shareholders
April 23, 2010

     This proxy statement is being made available to our shareholders in connection with a solicitation of proxies by the Board of Directors of Triple-S Management Corporation (“Triple-S Management,” the “Corporation,” “we,” “us,” or “our”) for use at the 2010 Annual Meeting of Shareholders and at any adjournment or postponement of the meeting. The meeting will be held on Friday, April 23, 2010, beginning at 9:00 a.m. (Eastern Daylight Time) at the Ponce de León Rooms A, B and C of the Conrad San Juan Condado Plaza Hotel, 999 Ashford Avenue, San Juan, Puerto Rico.
     We are making the proxy materials for this year’s annual meeting available over the Internet under the “notice and access” rules of the Securities and Exchange Commission (“SEC”). On or about March 12, 2010, we will mail a Notice Regarding the Availability of Proxy Materials (the “Notice”) to shareholders of record of our class B common stock and on or about the same date we will mail shareholders of our class A common stock a printed copy of this proxy statement and a proxy card. We believe that the e-proxy process will expedite receipt of proxy materials by our shareholders, lower our printing and mailing costs, and reduce the environmental impact of our annual meeting. If you received only a Notice by mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet, by telephone, by fax or by mail. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.
     This proxy statement, the form of proxy and voting instructions are being made available to shareholders on or about March 12, 2010, at www.proxyvote.com. Our Annual Report to Shareholders, including audited financial statements, for the year ended December 31, 2009 is available also at www.proxyvote.com. A printed copy of our Annual Report will be sent to shareholders of our class A common stock with the printed proxy materials. If you received the Notice and would still like to receive a printed copy of the proxy materials or our Annual Report to Shareholders, including audited financial statements, for the year ended December 31, 2009, you may request a printed copy by any of the following methods: (a) telephone at 1-800-579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Please make the request as instructed above on or before April 11, 2010 to facilitate timely delivery. The Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference.
     All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy card with respect to a particular matter, your shares will be voted in accordance with the recommendations of the Board of Directors.

ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
     At the annual meeting, shareholders will consider and vote on the following matters:
•	The election of one “Group 1” director for a one-year term, one “Group 2” director for a two-year term, and four “Group 3” directors for a three-year term (see page 9); and

•	The ratification of the selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for 2010 (see page 39).
The shareholders will also act on any other business that may properly come before the meeting.
Who is entitled to vote?
     To be able to vote, you must have been a shareholder of record of the Corporation at the close of business on February 23, 2010. This date is the “record date” for the annual meeting. Shareholders of record on the record date are entitled to vote on each proposal at the meeting or any postponement or adjournment of the meeting. As of the close of business on the record date, there were 29,153,200 shares of the Corporation’s common stock outstanding, consisting of 9,042,809 issued and outstanding shares of class A common stock (“Class A shares”) and 20,110,391 issued and outstanding shares of class B common stock (“Class B shares”). Class A shares and Class B shares are sometimes referred to collectively in this proxy statement as “common stock.”
     If you hold your shares through a broker, bank or other nominee, also known as holding your shares in “street name,” you must bring appropriate documentation provided by your broker, bank or other nominee to be present and vote in person at the annual meeting.
How many votes do I have?
     Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on. All shares of each class of our common stock will vote together as a single class on all matters brought before the annual meeting.
Is my vote important?
     Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible. To reduce our administrative and postage costs, we would appreciate if shareholders would please vote over the Internet or by telephone, both of which are available 24 hours a day.
How do I vote if I am the shareholder of record of my shares?
     If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company and not through a broker, bank or other nominee, you are considered the “shareholder of record” with respect to those shares. We have sent the proxy materials directly to you. If you are the shareholder of record or “record holder” of your shares, you may vote in one of the following five ways:
•	You may vote over the Internet. You may vote your shares from any location in the world by following the “Vote by Internet” instruction on the proxy card.

•	You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the proxy card.

•	You may vote by fax. You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly faxing both sides of the completed proxy card to (787) 749-4148. The shares you own will be voted according to your instructions on the proxy card you fax.

•	You may vote by mail. You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-paid envelope. You do not need to affix a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to your instructions on the proxy card you mail.

•	You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.
     If you plan to vote over the Internet or by telephone, you may enter your voting instructions until 11:59 p.m. (Eastern Daylight Time) the day before the annual meeting. After such time, voting instructions will not be accepted over the Internet or by telephone. If you plan to vote by fax or by mail, your proxy card must be received no later than 12:00 p.m. (Eastern Daylight Time) on April 22, 2010 to be counted for the annual meeting.
     In order to ensure that your proxy is voted according to your instructions and avoid delays in ballot taking and counting, we respectfully request that you provide your full title when signing a proxy as attorney-in-fact, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor. If shares are registered in the name of more than one record holder, all record holders must sign the proxy card.
How do I vote if my shares are held in “street name”?
     If the shares you own are held by a nominee such as a broker, they are considered held in “street name,” and your broker, as the record holder of your shares, is required to vote your shares according to your instructions as beneficial owner of the shares. In order to vote your shares, you will need to follow the directions your broker provides you. Many brokers also offer the option of voting over the Internet or by telephone, according to instructions your broker should provide on your vote instruction form. Under the current rules of the New York Stock Exchange (“NYSE”), if you do not give instructions to your broker, it will still be able to vote your shares with respect to “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. The ratification of PricewaterhouseCoopers as our independent registered public accounting firm (Proposal 2) is considered to be a discretionary item under NYSE rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. Starting this year, the election of directors (Proposal 1) is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal and those votes will be considered “broker non-votes” and will not count in the vote. We urge you to instruct your broker to vote “FOR” the election of each director nominee included in Proposal 1. “Broker non-votes” are shares that are held in “street name” by a broker, bank or other nominee that indicates on its proxy that it did not have discretionary authority to vote on a particular matter.
     If your shares are held in street name, you must bring appropriate documentation provided by your broker, bank or other nominee to be admitted to the meeting on April 23, 2010 and vote your shares in person.
Can I change my vote after I have mailed or faxed my proxy card or after I have voted my shares over the Internet or by telephone?
     Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:
•	logging on to the Internet website specified on the proxy card in the same manner you would to submit your proxy electronically and following the instructions to revoke or change your vote;

•	calling the telephone number specified on the proxy card and following the instructions to revoke or change your vote;

•	signing another proxy with a later date and following the instructions for delivery by fax or mail on the proxy card;

•	giving our secretary a written notice before or at the meeting before polls close with respect to a particular matter that you want to revoke your proxy for such matter; or

•	voting in person at the meeting.
     If you choose any of the first two methods, you have until 11:59 p.m. (Eastern Daylight Time) the day before the annual meeting to enter instructions to revoke or change your vote. If you choose the third method, you must take the described action and our Secretary must have received such later proxy no later than 12:00 p.m. (Eastern Daylight Time) on April 22, 2010. If you choose the fourth method, you must take the described action and our secretary must have received such later proxy or written notice before polls close with respect to a particular matter on the date of the annual meeting.
     If your shares are held in street name by a broker, bank or other nominee, you must contact that institution to change your vote or, if you intend to be present and vote at the annual meeting, bring the appropriate documentation provided by such broker, bank or other nominee to the meeting.
What should I do if I receive more than one set of voting materials?
     You may receive more than one set of voting materials, including multiple copies of this proxy statement and proxy card. For example, if you hold your Class B shares in more than one brokerage account, you may receive a separate Notice for each brokerage account in which you hold shares. Please process each proxy card that you receive.
Who may be present at the annual meeting?
     Only shareholders of record and beneficial owners with appropriate documentation provided by their respective broker, bank or other nominee may be present at the annual meeting. No other person, including those persons accompanying a shareholder, will be allowed at the annual meeting.
What constitutes a quorum?
     In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies at the beginning of the meeting. On the record date, 29,153,200 shares of common stock were issued and outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum for the meeting. Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purposes of determining whether a quorum exists at the meeting. If at the start of the meeting there is no quorum, the annual meeting will be postponed for a half hour, after which one-third (1/3) of the shares of common stock issued and outstanding will constitute a quorum.
     We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough shares will be present for us to hold the annual meeting.
What vote is required for each proposal?
     Election of Directors (Proposal 1). Under our bylaws, a nominee will be elected to the Board of Directors if he/she receives a majority of the total number of votes cast by the shares of common stock entitled to vote and present at the meeting. This means that a nominee will be elected to the Board of Directors if the votes cast “FOR” the nominee’s election exceed the votes cast “AGAINST” the nominee’s election. If shareholders do not elect a director nominee who is already serving as a director, Puerto Rico corporation law provides that the director would continue to serve on the Board as a “holdover” director until his or her successor is elected.

     Ratification of the selection of the independent registered public accountants (Proposal 2). The affirmative vote of a majority of the shares of common stock entitled to vote and present at the meeting is needed to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm for 2010.
     For the vote related to any other item voted upon at the meeting, the affirmative vote of a majority of the shares of common stock entitled to vote and present at the meeting will be required for approval.
How will votes be counted and how are abstentions and broker non-votes treated?
     Each share of common stock will be counted as one vote, whether submitted in person, by mail, over the Internet, by telephone or by fax, or on a ballot voted in person at the meeting. Starting this year, brokers who do not receive instructions on the election of a director nominee will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “FOR” or “AGAINST” the proposal.
     With respect to Proposal 1, shares of common stock that represent either broker non-votes or abstentions will not be counted as voting on the matter. With respect to Proposal 2, however, shares of common stock that represent either broker non-votes or abstentions will be counted as voting “AGAINST” the ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for 2010.
Who will count the votes?
     Representatives of Broadridge Financial Solutions, Inc, an independent third-party, will tabulate the votes and act as inspectors of the election.
What are the Board’s recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. The Board’s recommendation for each proposal is set forth below.

Election of Directors (page 9).	The Board recommends a vote “FOR” each of these directors.

Ratification of the Selection of the Independent Registered Public Accounting Firm (page 39)	The Board recommends a vote “FOR” this proposal.
     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.
Will any other matters be voted on at this meeting?
     We do not know of any other matters that may come before the annual meeting other than as described in the notice of meeting. The chairman of the meeting will declare out of order and disregard any matter not properly presented. However, if any new matter requiring the vote of our shareholders is properly presented before the annual meeting, proxies may be voted with respect thereto at the discretion of the proxy holders.
Where can I find the voting results?
     We will report the voting results in a Current Report on Form 8-K within four business days after the end of our annual meeting.
What is the cost of soliciting these proxies?
     We will bear the costs of solicitation of proxies. We have engaged two independent contractors, Ms. Iris Pérez and Ms. Ivette Colón, to assist us with the solicitation of proxies for an estimated fee of $3,000 each. In addition, our directors, officers and employees may solicit proxies in person, by telephone, facsimile or email without additional remuneration. We also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials to shareholders and obtaining their votes.
How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2011 annual meeting of shareholders?
     If you are interested in submitting a proposal for inclusion in the proxy statement for the 2011 annual meeting of shareholders, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, we must receive your shareholder proposal for our proxy statement for the 2011 annual meeting of shareholders at our principal corporate offices in San Juan, Puerto Rico at the address below no later than November 17, 2010.
     In addition, our bylaws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Secretary must receive such notice at the address noted below not less than 120 days or more than 150 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not later than the close of business on the tenth day after the day on which public disclosure of the meeting was made. Assuming that the 2011 annual meeting is not advanced by more than 30 days nor delayed by more than 60 days from the anniversary date of the 2010 annual meeting, you would need to give us appropriate notice at the address noted below no earlier than November 24, 2010, and no later than December 24, 2010. If a shareholder does not provide timely notice of a nomination or other matters to be presented at the 2011 annual meeting, it will not appear in the notice of meeting.
     Our bylaws also specify requirements relating to the content of the notice that shareholders must provide to the secretary of the Corporation for any matter, including a shareholder proposal or nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our bylaws is on file with SEC and available at our website: www.triplesmanagement.com.
     Any proposals, nominations or notices should be sent to:
Jesús R. Sánchez-Colón, DMD
Secretary
Triple-S Management Corporation
1441 F.D. Roosevelt Avenue, 6th Floor
San Juan, Puerto Rico 00920
What happens if the meeting is postponed or adjourned?
     Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until the polls close.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table contains information regarding the beneficial ownership of our Class B shares as of February 23, 2010 by the shareholders we know to beneficially own more than 5% of our outstanding Class B shares. These shareholders do not own Class A shares.

	Amount and Nature of Beneficial
Name and Address of Beneficial Owner(1)	Ownership(2)	Percent of Class(3)
T. Rowe Price Associates, Inc. (4)	1,642,939	8.00
100 E. Pratt Street Baltimore, MD 21202

Dimensional Fund Advisors LP(5)	1,079,705	5.30
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746

FMR LLC(6)	1,413,443	6.94
82 Devonshire Street Boston, Massachusetts 02109

North Run Advisors, LLC(7)	1,300,000	6.38
North Run GP, LP North Run Capital, LP Todd B. Hammer Thomas B. Ellis One International Place Suite 2401 Boston, MA 02110

Wellington Management Company LLP(8)	1,206,300	5.92
75 State Street Boston, Massachusetts 02109

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	For each person, the “Amount and Nature of Beneficial Ownership” column may include shares of a class of common stock attributable to the person because of that person’s voting or dispositive power or other relationship. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	Based on 20,110,391 Class B shares outstanding as of the record date.

(4)	Based solely on a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 12, 2010 reporting the above stock ownership as of December 31, 2009. T. Rowe Price Associates, Inc. reports that it has sole voting power with respect to 632,382 Class B shares and sole dispositive power with respect to 1,642,939 Class B shares.

(5)	Based solely on a Schedule 13G filed by Dimensional Fund Advisors LP on February 10, 2010 reporting the above stock ownership as of December 31, 2009. Dimensional Fund Advisors LP reports that it has sole voting power with respect to 1,064,473 Class B shares and sole dispositive power with respect to 1,079,705 Class B shares.

(6)	Based solely on a Schedule 13G filed by FMR LLC on February 12, 2010 reporting the above stock ownership as of December 31, 2009. FMR LLC reports that it has sole voting power with respect to 0 Class B shares and sole dispositive power with respect to 1,413,443 Class B shares.

(7)	Based solely on a Schedule 13G/A filed by North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Todd B. Hammer and Thomas B. Ellis on February 12, 2010 reporting the above stock ownership as of December 31, 2009. Each of North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Todd B. Hammer and Thomas B. Ellis reports that it has shared voting power with respect to 1,300,000 Class B shares and shared dispositive power with respect to 1,300,000 Class B shares.

(8)	Based solely on a Schedule 13G filed by Wellington Management Company, LLP on February 12, 2010 reporting the above stock ownership as of December 31, 2009. Wellington Management Company, LLP reports that it has shared voting power with respect to 1,206,300 Class B shares and sole dispositive power with respect to 1,206,300 Class B shares.

     The following table contains information regarding the beneficial ownership of our common stock as of February 23, 2010 by:
•	each director and nominee for director named in this proxy statement;

•	each executive officer named in the Summary Compensation Table included in this proxy statement; and

•	all of our directors and executive officers as a group.

	Class A Shares				Class B Shares
	Amount and			Amount and	Shares
	Nature of			Nature of	Acquirable	Total Shares
Name and Address of Beneficial	Beneficial		Percent of	Beneficial	Within 60	Beneficially	Percent of
Owner(1)	Ownership(2)		Class(3)	Ownership(2)	Days(4)	Owned	Class(3)
Directors:

Luis A. Clavell-Rodríguez	17,218		*	23,541	—	23,541	*
Jorge L. Fuentes-Benejam	—		*	3,359	—	3,359	*
Carmen Ana Culpeper-Ramírez	—		*	4,559	—	4,559	*
Antonio F. Faría-Soto	—		*	6,693	—	6,693	*
Manuel Figueroa-Collazo	—		*	10,159	—	10,159	*
José Hawayek-Alemañy	64,192	(5)	*	18,167	—	18,167	*
Vicente J. León-Irizarry	—		*	4,559	—	4,559	*
Jaime Morgan-Stubbe	—		*	3,359	—	3,359	*
Roberto Muñoz-Zayas	21,269		*	24,090	—	24,090	*
Juan E. Rodríguez-Díaz	—		*	5,859	—	5,859	*
Jesús R. Sánchez-Colón	6,064	(6)	*	5,346	—	5,346	*
Adamina Soto-Martínez	—		*	4,659	—	4,659	*

Named Executive Officers:

Ramón M. Ruiz-Comas (7)	—		*	77,586	310,345	387,931	1.9%
Juan J. Román-Jiménez	—		*	28,012	103,448	131,460	*
Luis A. Marini-Mir	1,000		*	3,621	14,483	18,104	*
Socorro Rivas-Rodríguez	—		*	25,962	103,448	129,410	*
Eva G. Salgado-Micheo	—		*	8,059	31,035	39,094	*

All our directors, nominees and executive officers as a group (21 persons)	109,743		1.2%	269,551	593,794	705,999	3.4%

*	Less than 1% of outstanding common stock of such class.

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of the record date upon the exercise of options or warrants or upon the vesting of deferred stock awards.

(2)	For each person, the “Amount and Nature of Beneficial Ownership” column may include shares of a class of common stock attributable to the person because of that person’s voting or dispositive power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	Each beneficial owner’s percentage ownership is determined by assuming that all options held by such persons that are exercisable within 60 days of the record date have been exercised, based on 9,042,809 Class A shares and 20,110,391 Class B shares outstanding as of the record date.

(4)	The number shown equals the stock options exercisable or that may become exercisable within 60 days of February 23, 2010.

(5)	Includes 51,000 shares and 3,000 shares owned by Dr. Hawayek-Alemañy’s mother-in-law and brother-in-law, respectively, with respect to which he does not have voting or dispositive powers.

(6)	Includes 5,051 shares owned by the spouse of Dr. Sánchez-Colón, with respect to which he has shared voting and dispositive powers.

(7)	Mr. Ruiz-Comas is the president and chief executive officer. Pursuant to our articles of incorporation and our bylaws, the president is a member of our Board while acting in such capacity.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership of our common stock on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. To our knowledge, no persons currently beneficially own more than 10% of a registered class of our equity securities. Officers and directors are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, during the fiscal year ended December 31, 2009, our officers and directors complied with all Section 16(a) filing requirements, except as follows: (i) Mr. Rodríguez-Díaz, a member of our Board, was late filing a Form 4 to report one transaction; (ii) Mr. Martorell-Basanta, our vice president of corporate development, was late filing a Form 4 to report one transaction; and (iii) Mr. García-Rodríguez, our Vice President and general counsel, was late filing a Form 4 to report one transaction.
PROPOSAL 1 — ELECTION OF DIRECTORS
     Our Board of Directors is divided into three groups, with one group being elected each year and members of each group holding office for a three-year term. Our Board currently consists of thirteen members, three of whom are Group 1 directors (with terms expiring at the 2011 annual meeting), three of whom are Group 2 directors (with terms expiring at the 2012 annual meeting), and six of whom are Group 3 directors (with terms expiring at the 2010 annual meeting). The president and chief executive officer is also a member of our Board but is excluded from the three director groups.
     On April 27, 2008, our shareholders approved an amendment to our articles of incorporation requiring our Board to be comprised of three groups as equal in number as possible by the 2010 annual meeting. Our Board is authorized to fix the exact number of directors in each group, nominate directors for shorter terms of office, and assign nominees to a specific group to ensure that the group size requirement is met by the 2010 annual meeting. In order to comply with this requirement, on February 2, 2010, our Board approved a resolution reducing the size of Group 3 from six to four directors and increasing the size of each of Group 1 and 2 from three to four directors.
     As a result, at the meeting, shareholders will have an opportunity to vote for:
•	one nominee to serve as a Group 1 director until the 2011 annual meeting or until his/her successor is elected and qualified;

•	one nominee to serve as a Group 2 director until the 2012 annual meeting or until his/her successor is elected and qualified; and

•	four nominees to serve as Group 3 directors until the 2013 annual meeting or until their respective successors are elected and qualified.
     The persons named as proxies in the proxy card will vote for each of these nominees, unless you instruct otherwise on the proxy card. Each nominee has indicated his/her willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board or our Board may reduce the number of directors. All nominees for election at the meeting are currently serving on our Board. The Corporation has no knowledge that any nominee will become unavailable for election.
Director Qualifications
     The following paragraphs provide information as of the date of this proxy statement about each nominee and director. The information presented includes information the nominees and directors have given us about their age, all positions held, their principal occupation, business experience and directorships (including positions held in the Board’s committees) for the past five years. In addition to the information presented below regarding each nominee’s and director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominees and directors should serve as members of the Board, we also believe that all of our nominees and directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Corporation and our Board, which taken as a whole, enable the Board to satisfy its oversight responsibilities in light of the Corporation’s business and structure.
     Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of the directors and executive officers of Triple-S Management.
Nominees for Election
     Group 1 Director — Term Expiring in 2011
     Roberto Muñoz-Zayas, MD, Director since May 2007. Dr. Muñoz-Zayas, age 80, is a retired medical doctor. He is a member of the Board’s Compensation Committee. From 1974 to 2000, Dr. Muñoz-Zayas was medical director of the Olympic Committee of Puerto Rico and the Caribbean Baseball Series of Puerto Rico and served as a member of the medical committees of the World Boxing Federation and World Basketball Federation. He also co-founded Matilde Brenes Hospital in Bayamón, Puerto Rico and served as vice president of the board of directors and chief of the Obstetrics and Gynecology Department of the District Hospital in Aguadilla, Puerto Rico. We believe Dr. Muñoz-Zayas’ qualifications to sit on our Board of Directors include his 55 years of experience as a medical doctor and one year as a director and administrator of medical facilities and related organizations. Drawing from that experience, he brings a unique perspective to our Board.
     Group 2 Director — Term Expiring in 2012
     Jaime Morgan-Stubbe, Esq., Director since May 2007. Mr. Morgan-Stubbe, age 51, has been the president of Palmas del Mar Properties, Inc., a real estate and resort development company and owner of the largest master planned residential-resort community in Puerto Rico, since 2000. Palmas del Mar Properties is a subsidiary of Maxxam, Inc., a publicly traded company. He is a member of the Board’s Corporate Governance and Nominations Committee. From 1993 to 1999, he was director of the Puerto Rico Economic Development Administration, president of the Puerto Rico Industrial Development Company, and executive director of the Puerto Rico Maritime Shipping Authority. He was also an ex-officio member of the boards of directors of several Puerto Rico government entities dedicated to the economic development of Puerto Rico. From 1983 to 1993, Mr. Morgan-Stubbe was engaged in the practice of law concentrating in insurance, corporate, real estate and tax. We believe Mr. Morgan-Stubbe’s qualifications to sit on our Board of Directors include his experience managing complex transactions, corporate financing, and governmental organizations, his knowledge of the Puerto Rico public sector—experience that is valuable given the Corporation’s public sector business—and his executive leadership, management and legal experience.
     Group 3 Directors — Term Expiring in 2013
     Carmen Ana Culpeper-Ramírez, Director since 2004. Ms. Culpeper, age 64, owns and manages an independent management consulting practice. She is a member of the Board’s Investment and Finance Committee and the Audit Committee and chairs the board of directors of our property and casualty subsidiary. From 2007 to 2009, Ms. Culpeper was employed by BBVA Securities in Puerto Rico. She was District Director for the Puerto Rico and the Virgin Islands of the Small Business Administration from 2004 to 2007. She also served as vice president of Citibank Latin America Investment Bank Division in New York from 1985 to 1988. Ms. Culpeper served on the boards and audit committees of Santander BanCorp and Centennial Communications Corporation, which are both publicly traded companies, from 2000 to 2003. As president of the Puerto Rico Telephone Company, from 1997 to 1999, she oversaw the company’s privatization. We believe Ms. Culpeper’s qualifications to sit on our Board include her extensive experience as a CEO and as a business consultant, and her knowledge of organizational restructuring, international financial management, regulatory compliance, acquisitions and divestitures and marketing strategies for complex organizations.

     Antonio F. Faría-Soto, Director since May 2007. Mr. Faría-Soto, age 61, was chairman of the board of directors and CEO of Doral Bank, the main operating subsidiary of Doral Financial Corporation, a publicly traded company, and president of Doral Money, a subsidiary of Doral Bank, from 2005 to 2006. He is a member of the Board’s Audit Committee. From 2003 to 2004, he was president of the Government Development Bank for Puerto Rico and served as an ex-officio member of the boards of directors of several government entities dedicated to the economic development of Puerto Rico. From 2002 to 2003, he served as president of the Economic Development Bank for Puerto Rico and from 2001 to 2002 he was Commissioner of the Office of Financial Institutions of Puerto Rico. Before serving as Commissioner, he worked for over 20 years in various senior positions within the commercial and investment banking industries, with responsibilities that covered countries in Central and South America. We believe that Mr. Faría-Soto’s qualifications to sit on our Board of Directors include his significant experience in the management and regulation of financial institutions, which is one of the industries served by the Corporation, his knowledge about financial affairs and his executive leadership.
     Manuel Figueroa-Collazo, PE, PhD, Director since 2004. Mr. Figueroa-Collazo, age 54, is the president of VERNET, Inc., an educational software development company, since 1999. His is a member of the Board’s Compensation Committee and Corporate Governance and Nominations Committee. He has fifteen years of experience in senior management positions and over twenty-five years of exposure at all management levels in the information and telecommunications industries. He was CEO for Lucent Technologies, Mexico and a department head at AT&T Bell Laboratories. We believe that Mr. Figueroa-Collazo’s qualifications to sit on our Board of Directors include his experience in leading complex technology enterprises, which provides the Board with valuable knowledge of information technology. Drawing from that experience, he brings a unique perspective to our Board.
     Juan E. Rodríguez-Díaz, Esq., Director since December 2004. Mr. Rodríguez-Díaz, age 68, is a commercial, corporate and tax attorney admitted to the practice of law in Puerto Rico and New York who currently works as senior and managing partner of Totti & Rodríguez Díaz in San Juan, Puerto Rico He is the Chairman of the Board’s Corporate Governance and Nominations Committee and chairman of the board of directors of our life insurance subsidiary. He currently serves as a member of the boards of directors of Industrias Vassallo, Inc., Vassallo Research and Development, Luis Ayala Colón Sucrs., Inc. and the Government Development Bank for Puerto Rico. We believe that Mr. Rodríguez Díaz’s experience as a corporate and commercial attorney gives him unique insight with respect to the challenges and opportunities involved in negotiating future acquisitions by the Corporation.
Directors Continuing in Office
     Group 1 Directors (Terms Expire at the 2011 annual meeting)
     Jorge L. Fuentes-Benejam, PE, Director since April 2008. Mr. Fuentes-Benejam, age 61, has been the chairman of the board, president and chief executive officer of Gabriel Fuentes Jr. Construction Co. Inc, a heavy & marine construction business, and of Fuentes Concrete Pile Co. Inc., a precast concrete pile manufacturing business, and related entities since 1986. He is a member of the Board’s Compensation Committee. Currently, Mr. Fuentes-Benejam is a member of the board of trustees of Interamerican University, Puerto Rico’s largest private university. We believe Mr. Fuentes-Benejam’s qualifications to sit on our Board of Directors include his extensive knowledge of the Puerto Rico business environment, particularly in the construction industry—one of the key industries served by the Corporation—as well as his management and board experience, which includes serving as a director on the board of a publicly traded company (Puerto Rican Cement Company, Inc.) for eighteen years, as chairperson of its compensation committee, and as a director of a Puerto Rico bank.
     José Hawayek-Alemañy, MD, Director since 2005. Dr. Hawayek-Alemañy, age 61, has been a professor at the University of Puerto Rico, School of Medicine since 1976. From 1988 to 1998, he was director of the Office of Graduate Medical Education at the University of Puerto Rico, School of Medicine and, from 1998 to 2002, he was dean of academic affairs at the Medical Sciences Campus of the University of Puerto Rico. He also served as President of the Medicare Carrier Advisory Committee in Puerto Rico from 1997 to 2005. We believe Dr. Hawayek-Alemañy’s qualifications to sit on our Board of Directors include his 33 years of experience as a medical doctor.

     Adamina Soto-Martínez, CPA, Director since 2002. Ms. Soto-Martínez, age 62, is a Certified Public Accountant and a founding partner of the accounting firm of Kevane Grant Thornton, LLP, where she worked from 1975 until her retirement in October 2009. She was the managing partner of the firm during the last sixteen years of her professional career. She is the chairwoman of the Board’s Compensation Committee and a member of the Audit Committee. We believe Ms. Soto-Martínez’ qualifications to sit on our Board of Directors include her profound knowledge of public and financial accounting, audit and business advisory matters as a result of over 30 years experience advising complex business organizations.
     Group 2 Directors (Terms Expire at the 2012 annual meeting)
     Luis A. Clavell-Rodríguez, MD, Chairman of the Board of Directors, Director since 2006. Dr. Clavell-Rodriguez, age 58, is chief medical officer and president of the Professional Board at San Jorge Children’s Hospital in San Juan, Puerto Rico. He is the principal investigator for the Children’s Oncology Group and the Dana Farber Acute Lymphoblastic Leukemia Consortium at said institution. He was a professor of pediatrics and pathology from 1980 to 1994, and director of pediatric hematology oncology from 1984 to 1994, at the University of Puerto Rico School of Medicine. He has particular expertise in clinical investigation. We believe Dr. Clavell-Rodriguez’s qualifications to sit on our Board of Directors include his 30 years of experience as a medical doctor and medical service provider, and his successful record of leadership during 20 years as an administrator of medical facilities and related organizations, which are valuable experiences given the Corporation’s business.
     Vicente J. León-Irizarry, CPA, Vice-Chairman of the Board of Directors, Director since 2000. Mr. León-Irizarry, age 71, is a Certified Public Accountant and has over 40 years of experience in providing accounting, audit and business advisory services. He was with KPMG LLP from 1977 until his retirement in 1998. He was with KPMG from 1977 until his retirement in 1998, and while there, was the partner in charge of rendering audit and advisory services to the Corporation for 10 years. He is the chairman of the Board’s Audit Committee and a member of the Corporate Governance and Nominations Committee. Since February 2008, he has been a member of the boards of directors of the UBS Puerto Rico Tax Free Family of Funds. He worked as a consultant for Falcón-Sánchez & Associates, a certified public accounting firm, from February 2000 to December 2001, and as a business consultant from January 1999 to February 2000, and from 2001 until the present. We believe Mr. León-Irizarry’s qualifications to sit on our Board of Directors include his prior experience rendering services to the Corporation, financial expertise, and extensive experience providing audit, management advisory services, financial and accounting services to complex organizations, including insurance companies. These qualifications make him particularly suited to be the Chairman of the Corporation’s Audit Committee.
     Jesús R. Sánchez-Colón, DMD, Director since 2000. Dr. Sánchez-Colón, age 54, is currently Secretary of our Board of Directors and chairman of the board of directors of our principal operating subsidiary, Triple-S Salud, Inc. He is a dentist in private practice since 1982. He currently serves as chairman of the board of directors of B. Fernández & Hermanos, Inc., a corporation dedicated to the importation and distribution of grocery products and liquors for the retail and food service trade in Puerto Rico, and is a member of the board of directors of B. Fernández Holding Co. since 1997 and of Pan Pepin, Inc. since 2006. He was chairman of the board of directors of Delta Dental Plan of Puerto Rico from 1997 to 2000. We believe Dr. Sánchez-Colón’s qualifications to sit on our Board of Directors include his 28 years of experience as a medical doctor, his service on the boards of other privately-owned companies and his executive experience in business and the insurance industry.
     Management Director (Ex-Officio)
     Ramón M. Ruiz-Comas, CPA, Chief Executive Officer and President, Director since May 2002. Mr. Ruiz-Comas, age 53, has served as our president and chief executive officer since May 2002. Mr. Ruiz-Comas served as our executive vice president from November 2001 to April 2002 and as our senior vice president and chief financial officer from February 1999 to October 2001. From 1995 to 1999, Mr. Ruiz-Comas served as our managed care subsidiary’s senior vice president of finance and from 1990 to 1995 he was its vice president of finance. We believe Mr. Ruiz-Comas’ qualifications to sit on our Board include his 32 years of experience in the insurance industry, his various leadership executive positions at the Corporation and his extensive experience in financial and accounting matters.

     Pursuant to our articles of incorporation, Mr. Ruiz-Comas is a director of the Corporation by virtue of being the president and chief executive officer of the Corporation. Mr. Ruiz-Comas is not included in the three groups into which our Board is divided. As an ex-officio director, Mr. Ruiz-Comas’ membership in our Board is not subject to shareholder approval and the shareholders may not remove him from office while he is president and chief executive officer of Triple-S Management.
CORPORATE GOVERNANCE
General
     We have long believed that good corporate governance is important to ensure that Triple-S Management is managed for the long-term benefit of its shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, our Board has adopted policies and procedures that we believe are in the best interests of Triple-S Management and its shareholders, including corporate governance guidelines, charters for the standing committees of the Board, director independence standards and a code of business conduct and ethics. The code of business conduct and ethics applies to our employees, agents, independent contractors, consultants, officers and directors. Any waiver of the code of business conduct and ethics may be made only by our Board and will be promptly disclosed as required by law or stock exchange regulations. Our Board has not granted any waivers to the code of business conduct and ethics.
     You can access additional corporate governance information as well as all the documents listed above on our website www.triplesmanagement.com in the Governance Documents section under Corporate Governance. Copies of these documents are also available to shareholders in print form at no charge by sending a request to Ms. Eileen Perez, Manager, Triple-S Management Corporation, PO Box 363628, San Juan, PR 00936-3628, or by calling (787) 749-4025.
Independence of Directors
     The director independence standards approved by our Board of Directors conform to the independence requirements in the NYSE listing standards. Under the NYSE guidelines, a director of Triple-S Management qualifies as “independent” if our Board of Directors affirmatively determines that the director has no material relationship with Triple-S Management. In assessing whether a director has a material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with Triple-S Management), the Board uses the criteria outlined in Section 303A.02 of the NYSE Listed Company Manual. For relationships not covered by the NYSE guidelines, the determination of whether a material relationship exists is made by the members of our Board of Directors who are independent under said guidelines.
     The Board has affirmatively determined that all the directors are independent other than Messrs. Clavell-Rodríguez, Hawayek-Alemañy, Sánchez-Colón, who receive compensation from Triple-S Salud, Inc. (formerly Triple-S, Inc.) (“TSI”) for services as healthcare providers, and Mr. Ruiz-Comas, who is the president and chief executive officer of the Corporation. Each of the independent directors has no relationship with Triple-S Management, other than any relationship that is categorically not material under the guidelines indicated above and other than as disclosed in this proxy statement under “— Director Compensation” and “— Certain Relationships and Related Transactions.” The Board has determined that the relationships described in this proxy statement do not preclude a determination of independence because the amounts involved are not material and will not impair the applicable director’s ability to render independent judgment.
Board Leadership Structure
     We separate the roles of president and chief executive officer and chairman of the Board in recognition of the differences between the two roles. The president and chief executive officer is responsible for setting the strategic direction for the Corporation and the day to day leadership and performance of the Corporation, while the chairman of the Board provides guidance to the president and chief executive officer and sets the agenda for Board meetings and presides over meetings of the full Board and at all executive sessions of non-management directors. The Board believes that it is not necessary or appropriate in serving the Corporation’s best interest to designate a lead director, and the chairperson, chief executive officer and Board as a whole are free to call upon any director to provide leadership in a given situation; however, because Dr. Clavell-Rodríguez, our chairman, is not independent, our Board of Directors has appointed the vice chairman of our Board, Mr. León-Irizarry, as presiding director at all executive sessions of independent directors. The Board holds executive sessions at least once a year.
Director Nominations Process
     As part of the nominations process, the Corporate Governance and Nominations Committee is responsible for determining the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board and for identifying qualified candidates for Board membership. The process followed by the Corporate Governance and Nominations Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Corporate Governance and Nominations Committee and the Board. The aim is to assemble a board that is strong in its collective knowledge and that consists of individuals who contribute a variety of complimentary attributes that, taken together, have the appropriate skills and experience to oversee the Corporation.
     In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominations Committee will apply the criteria set forth by Triple-S Management’s Corporate Governance Guidelines. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Corporate Governance and Nominations Committee will evaluate director candidates recommended by shareholders by following the same process, and applying the same criteria, as it follows for director candidates submitted by Board members. Generally, the committee will verify that the selected individuals possess the following specific qualities or skills: experience or relevant knowledge, time availability and commitment, good reputation, analytical thinking, ability to work as a team, independent judgment, and ability to verbalize and present ideas in a rational and eloquent fashion. The Corporate Governance and Nominations Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.
     Shareholders of record of Triple-S Management may recommend director candidates for inclusion by the Board of Directors in the slate of nominees which the Board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Corporate Governance and Nominations Committee. If the Board decides to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Triple-S Management’s proxy card for the shareholders’ meeting at which his or her election is recommended.
     Shareholders may recommend individuals for the Corporate Governance and Nominations Committee to consider as potential director candidates by submitting their names and background to “Triple-S Management Corporation, Corporate Governance and Nominations Committee,” at Triple-S Management Corporation, PO Box 363628, San Juan, PR 00936-3628. The Corporate Governance and Nominations Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.
     Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Corporate Governance and Nominations Committee or the Board, by following the procedures set forth in Triple-S Management’s bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2011 annual meeting?” contained elsewhere in this proxy statement.
     Criteria and Diversity
     In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Corporate Governance and Nominations Committee, in accordance with the Board’s diversity policy adopted on February 2, 2010, will review certain criteria to ensure the Corporation benefits from a broad diversity of director experience, thoughts, viewpoints and backgrounds. These criteria include the candidate’s possession of competencies related to financial, legal, management, human resources, health care, insurance, and technology expertise. The Corporate Governance and

Nominations Committee will also consider a candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. Our Corporate Governance and Nominations Committee recognizes the value of diversity on the Board and carefully considers the Board’s diversity in the director identification and nomination process. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Triple-S Management believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.
     The full Board is responsible for the final approval of new director candidates, as well as the nomination of existing directors for reelection.
Communications from Shareholders and Other Interested Parties
     The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond as appropriate. Absent unusual circumstances or as contemplated by committee charters, the chairman of the Board will, with the assistance of Triple-S Management’s general counsel, be primarily responsible for monitoring communications from shareholders and other interested parties and provide copies or summaries of such communications to the other directors as he considers appropriate.
     Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chairman of the Board considers to be important for the directors to review. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which Triple-S Management tends to receive repetitive or duplicative communications.
     Shareholders and other interested parties who wish to send communications on any topic to the Board should address such communications to Corporate Secretary, Triple-S Management Corporation, P.O. Box 363628, San Juan, PR 00936-3628. All correspondence addressed to a director will be forwarded to that director.
     Alternatively, a shareholder or other interested party may confidentially contact our Audit Committee by calling our EthicsPoint services at the toll-free number 1-866-384-4277 or electronically through www.ethicspoint.com. Communications received by EthicsPoint are completely confidential and allow for shareholders, employees and other interested parties to report any violations or irregularities that could affect the Corporation. Communications will be reviewed by the Audit Committee, which may discretionally forward communications that are not related to accounting or auditing matters to other committees of the Board or management for review.
Board of Directors Meetings and Committees
     The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Corporation and, in so doing, serve the best interests of the Corporation and its shareholders. The Board selects, evaluates and provides for the succession of executive officers, nominates individuals to serve as directors of Triple-S Management for election at annual shareholder meetings and elects individuals to fill any vacancies on the Board. It reviews and approves corporate objectives and strategies, evaluates significant policies and proposed major commitments of corporate resources, and participates in decisions that have a potential major economic impact on Triple-S Management. Management keeps the directors informed of the Corporation’s activity through regular written reports and presentations at Board and committee meetings.
     The Board of Directors met thirteen times in 2009. During 2009, all incumbent directors serving in 2009 attended at least 75% of meetings of the Board and the standing committees on which they served. The Board has the following standing committees: Audit, Compensation, Corporate Governance and Nominations, Investment and Finance, and Executive. The specific functions and responsibilities of each committee are set forth in its charter that has been approved by the Board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Current copies of the charters of the Audit, Compensation and Corporate Governance and Nominations Committees are available to shareholders on our website www.triplesmanagement.com in the Governance Documents section under Corporate Governance. Mr. Ruiz-Comas is the only director who is also an employee of Triple-S Management. He does not participate in any board or committee meeting at which his compensation is evaluated. Pursuant to Blue Cross Blue Shield Association (“BCBSA”) and NYSE requirements, neither non-independent directors nor our officers and employees, including those of our subsidiaries, are members of the Compensation, Audit or Corporate Governance and Nominations Committees.
     While we encourage directors to attend our annual meeting of shareholders, we have not adopted a formal policy requiring director attendance at the annual meeting of shareholders. All of our then current members of the Board attended the Corporation’s 2009 annual meeting of shareholders.
     Audit Committee
     The members of our Audit Committee are Messrs. León-Irizarry (chair) and Faría-Soto and Misses Culpeper-Ramírez and Soto-Martínez. The Board of Directors has determined that Mr. León-Irizarry and Ms. Soto-Martínez qualify as audit committee financial experts under the rules of the SEC. All members of the Audit Committee have been determined by the Board of Directors to be independent under the NYSE guidelines and Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the rules of the NYSE. None of the committee members serves on the audit committee of another public company. The Audit Committee has the authority to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Corporation. The Audit Committee is empowered, without further action by the Board, to cause the Corporation to pay the compensation of such advisors as established by the Audit Committee. The Audit Committee did not retain any such advisors during 2009. The Audit Committee met thirteen times during 2009. The responsibilities of our Audit Committee and its activities during 2009 are described in the Audit Committee Report contained in this proxy statement.
     Compensation Committee
     The members of our Compensation Committee are Ms. Soto-Martínez (chair) and Messrs. Fuentes-Benejam, Muñoz-Zayas and Figueroa-Collazo. The Board has determined that each member of the committee is independent under the NYSE guidelines. The Compensation Committee evaluates and sets the compensation of our president and chief executive officer and our other named executive officers, and makes recommendations to our Board of Directors regarding the compensation of our directors. The Compensation Committee also evaluates the policies, program design and structure of, and reviews and approves annual performance objectives relevant to, the compensation of other executive officers of the Corporation. The Committee oversees the administration of and compliance with the Corporation’s incentive compensation and equity-based plans, and makes recommendations to the Board with respect to awards under such plans. The Compensation Committee has the authority to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Corporation. The Compensation Committee is empowered, without further action by the Board, to cause the Corporation to pay the compensation of such advisors as established by the Compensation Committee. The Compensation Committee retained Frederic W. Cook & Co., Inc., an independent compensation consultant, during 2009. Our Compensation Committee held ten meetings during 2009. The responsibilities of our Compensation Committee and its activities during 2009 are described in “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below.
     Corporate Governance and Nominations Committee
     The members of our Corporate Governance and Nominations Committee are Messrs. Rodríguez-Díaz (chair), León-Irizarry, Morgan-Stubbe and Figueroa-Collazo. The Board has determined that each member of the committee is independent under the NYSE guidelines. The purpose of the Corporate Governance and Nominations Committee is to identify individuals qualified to become Board members consistent with criteria approved by the

Board, recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of shareholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board. The responsibilities of the Corporate Governance and Nominations Committee also include oversight of the Board’s annual review of succession planning with respect to senior executives and oversight of Triple-S Management’s code of business conduct and ethics. The Corporate Governance and Nominations Committee has the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Corporation. The Committee is empowered, without further action by the Board, to cause the Corporation to pay the compensation of such advisors as established by the Committee. The Committee did not retain any such advisors during 2009. Our Corporate Governance and Nominations Committee held thirteen meetings during 2009. For information relating to nominations of directors by our shareholders, see “— Director Nominations Process” above.
     Investment and Finance Committee
     The Investment and Finance Committee oversees and provides advice and guidance to the Board regarding the Corporation’s investment and corporate finance transactions, management, policies and guidelines. The committee also reviews investment performance, investment risk management exposure, and the Corporation’s capital structure. The committee is responsible for the overall strategic direction and review of the Corporation’s investment and financing activities. In 2009, this committee met 10 times. The members of the Investment and Finance Committee are Mr. Faría-Soto, Ms. Culpeper-Ramírez, Mr. Fuentes-Benejam, and Dr. Hawayek-Alemañy.
     Executive Committee
     The Executive Committee has the authority to act on behalf of the Board. This committee met 9 times during 2009. The members of the Executive Committee are Dr. Clavell-Rodríguez (chair), Mr. León-Irizarry, Mr. Rodríguez-Díaz, Dr. Sánchez-Colón, and Ms. Soto-Martínez.
Risk Oversight
     The Board has an active role, as a whole and through its committees, in overseeing management of the Corporation’s risks. In particular, the Audit Committee oversees management of financial risks and our policies with respect to risk assessment and management. The Corporate Governance and Nominations Committee annually reviews our corporate governance guidelines and their implementation, including risks associated with director independence and potential conflicts of interest, and also oversees compliance with our code of business conduct and ethics. The Compensation Committee oversees the management of risks relating to the Corporation’s executive compensation structure. Our Investment and Finance Committee oversees risks related to our investment policy, financial strategies, and corporate acquisitions. While each of these committees is responsible for evaluating and overseeing the management of certain risks, the entire Board is regularly informed about such risks through committee reports. The Board also receives regular reports from members of senior management regarding areas of material risk to the Corporation, including operational, financial, legal and regulatory, and strategic and reputational risks, and annually reviews the Corporation’s strategic plan which addresses, among other matters, the risks and opportunities facing the Corporation. Its review of this information enables the Board to understand and assess our risk identification, management and mitigation strategies.
     In June 2009, the Corporation engaged the services of a leading national risk consulting firm to assist management in assessing our existing enterprise risk management (“ERM”) capabilities and design an ERM framework that integrates risk management functions across our business units. This engagement is ongoing.
Director Compensation
     The following tables summarize the fees or other compensation that our non-employee directors earned for services rendered as members of the Board or any committee of the Board during fiscal year 2009, pursuant to our outstanding compensation structure.

Director Compensation for Fiscal Year 2009

	Fees Earned
	or Paid in	Stock
Name	Cash(1)	Awards(2)	Total
Adamina Soto Martínez	$61,883	$24,989	$86,872
Antonio F. Faría	$55,783	$24,989	$80,772
Carmen Ana Culpeper	$54,983	$24,989	$79,972
Jorge Fuentes Benejam	$53,767	$24,989	$78,756
Jaime Morgan Stubbe	$51,583	$24,989	$76,572
Jesús R. Sánchez Colón	$51,033	$24,989	$76,022
José Hawayek	$49,535	$24,989	$74,524
Juan E. Rodríguez Díaz	$59,567	$24,989	$84,556
Luis A. Clavell	$147,600	$24,989	$172,589
Manuel Figueroa Collazo	$55,569	$24,989	$80,558
Roberto Muñoz Zayas	$52,483	$24,989	$77,472
Vicente León Irizarry	$67,367	$24,989	$92,356
José Arturo Alvarez Gallardo(3)	$18,000	$—	$18,000
Porfirio E. Díaz Torres(3)	$15,100	$—	$15,100
Valeriano Alicea Cruz(3)	$14,600	$—	$14,600

(1)	The Board holds an annual off-site meeting to discuss our strategic direction and comply with continuing education requirements, among other purposes. Some of the activities at this meeting could be considered non-work related; however, due to the difficulty in allocating the specific cost to each member and since total cost is estimated at less than $5,000 per person, such amount was not included in the above table.

(2)	The amounts shown reflect the grant date fair value of the stock awards determined in accordance with the provisions of FASB Accounting Standards Codification Topic 718 (formerly referred to as FAS 123R). See footnote 21 of the Corporation’s audited consolidated financial statements on Form 10-K for the year ended December 31, 2009.

(3)	Term as member of the Board expired on April 26, 2009.
     Under our current directors’ compensation structure, the chairman of the Board receives a monthly retainer of $12,500 and all other Board members receive a monthly retainer of $4,167. The chairman of the Audit Committee receives an additional monthly retainer of $833, and the chairpersons of the Compensation and Corporate Governance and Nominations Committees receive an additional monthly retainer of $500 and $417, respectively. The following is the amount received by each director for each Board or committee meeting attended:

Meetings	Director
Audit Committee	$350
Compensation Committee and Corporate Governance and Nominations Committee	$300
All other committees and sub-committees	$150
     Directors who are also our employees do not receive any compensation for service rendered as members of the Board or any committee of the Board, or of a subsidiary’s board.
Other Relationships, Transactions and Events
     Transactions with Related Parties
     In the ordinary course of business, one or more of the Corporation’s subsidiaries provide insurance to a number of individual directors and executive officers of the Corporation and to members of their respective immediate families. Certain directors and nominees have material ownership interests in or occupy senior positions, including as president or director, at certain entities to which one or more of the Corporation’s subsidiaries also provided insurance during 2009. Specifically, San Jorge Children’s Hospital, at which Mr. Clavell-Rodríguez is the

Chief Medical Officer, and Altura Healthcare, holding company of San Jorge Children’s Hospital, paid premiums totaling $1,368,020 and $343,161, respectively; Kevane Grant Thornton, LLP, an accounting firm at which Ms. Soto-Martínez was a partner until October 2009, paid premiums totaling $339,566; Palmas del Mar Properties, Inc., a real estate and resort development company of which Mr. Morgan-Stubbe is the President, paid premiums amounting to $450,540; VERNET, Inc., an educational software development company of which Mr. Figueroa-Collazo is the president, paid premiums in the amount of $178,197; B. Fernández & Hermanos, a food distribution company of which Mr. Sánchez-Colón is the Chairman of the Board of Directors, paid premiums amounting to $1,965,170; Interamerican University, at which Mr. Fuentes-Benejam is a member of the Board of Trustees, paid premiums amounting to $677,761; Méndez & Co., at which Mr. Alvarez-Gallardo is the president, paid premiums totaling $131,195; and Universidad Sagrado Corazón and United Way, at which Mr. Ruiz-Comas is a member of the board of directors, paid premiums totaling $1,181,246 and $130,200, respectively. The terms on which the Corporation’s subsidiaries provide insurance to related parties are the same as the terms offered to unrelated parties.
     Directors of the Corporation that are physicians and dentists, or their affiliated entities, are also service providers to TSI in the ordinary course of their businesses as physicians and dentists. Some of our directors, their immediate family members and affiliated entities received more than $120,000 in compensation for services as healthcare providers to one or more of the Corporation’s subsidiaries. Specifically, San Jorge Children’s Medical Specialties, a medical group of which our Chairman of the Board, Mr. Clavell-Rodríguez, is the managing partner and controlling shareholder, received total payments from TSI of approximately $593,933 in 2009; San Jorge Children’s Hospital received total payments from TSI of approximately $15,854,072 in 2009; Dr. Sánchez-Colón and/or his immediate family received approximately $134,092 in 2009; and Dr. Porfirio Díaz-Torres who was a director of our Board until April 27, 2009, and/or members of his immediate family received approximately $450,732 in 2009. The terms of the provider agreements with TSI pursuant to which the above payments were made are the same as the terms of the provider agreements of physicians and healthcare organizations who are not directors or affiliated with directors of the Corporation.
     During 2009, Triple-S Propiedad, Inc., our property and casualty insurance subsidiary, engaged in the ordinary course of business, the legal services of González Villamil Law Offices, of which Mr. Roberto Ruiz-Comas, brother of Mr. Ruiz-Comas, president and chief executive officer of the Corporation, is a partner. The fees paid to González Villamil Law Offices for 2009 amounted to approximately $413,185. The Board approved the engagement of such law firm.
     Policies and Procedures for Related Party Transactions
     While the Corporation periodically monitors transactions with related parties, the Corporation has not adopted a policy specifically directed at the review, approval or ratification of transactions with related parties required to be disclosed. However, under the Corporation’s code of business conduct and ethics, all employees, officers and directors are required to avoid conflicts of interest. Employees, including officers, must review with, and obtain the approval of, their supervisors or the office of the general counsel, any situation that may involve a conflict of interest. The code broadly defines a conflict of interest as whenever an individual’s personal interests interfere or diverge in any way (or appear to interfere or diverge) with the interests of the Corporation, and specifically notes involvement (either personally or through a family member) in a business that is a competitor, supplier or customer of the Corporation. Moreover, on an annual basis, each director and executive officer of the Corporation is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with the Corporation in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

INFORMATION ABOUT EXECUTIVE OFFICERS
Executive Officers of Triple-S Management
     The following table sets forth (i) the name, age and position of each of our executive officers and (ii) the business experience of each person named in the table during at least the past five years.

Executive Officer	Age	Position(s)	Business Experience
Ramón M. Ruiz-Comas, CPA	53	President and Chief Executive Officer	President and Chief Executive Officer since May 2002

Socorro Rivas-Rodríguez, CPA	62	President and Chief Executive Officer of Triple-S Salud, Inc.	President and Chief Executive of Triple-S Salud, Inc., our managed care subsidiary, since May 2002

Eva G. Salgado-Micheo	53	President of Triple-S Propiedad Inc.	President of Triple-S Propiedad Inc, our property and casualty insurance business, since July 2003

Arturo Carrión-Crespo, CPA	52	President of Triple-S Vida, Inc.	President of Triple-S Vida, Inc., our life insurance subsidiary, since 1998

Luis A. Marini-Mir	61	President of Triple-C, Inc.	President of Triple-C, Inc., our Commonwealth of Puerto Rico Health business, since October 1999

Juan J. Román-Jiménez, CPA	44	Vice President of Finance and Chief Financial Officer of Triple-S Management Corporation	Vice President of Finance and Chief Financial Officer since 2002

Juan J. Rodríguez-Gilibertys, CPA	46	Vice President of the Internal Audit Office and Chief Audit Executive	Vice President of the Internal Audit Office and Chief Audit Executive of the Corporation since December 2004

Francisco Martorell-Basanta	47	Vice President of Corporate Development	Vice President of Corporate Development since April 2008; Managing Partner and founder of Ubequity Partners LLC, a mergers and acquisitions advisory firm, from 2004 to 2008

Roberto García-Rodríguez	46	Vice President and General Counsel	Vice President and General Counsel since May 2008; Vice President of Corporate and Legal Affairs for Puerto Rico Telephone Company from 2007 to 2008; Vice President of Legal Affairs for Puerto Rico Telephone Company from 2004 to 2007

Compensation Discussion and Analysis
     Compensation Philosophy
     The Board’s Compensation Committee oversees the design and administration of the Corporation’s executive compensation program. The program is designed to support the attainment of our vision, financial and strategic goals, and operating imperatives. Specifically, we believe that an effective executive compensation program recognizes individual contributions as well as overall business results, rewards executives for achieving our annual and long-term goals, and aligns executive and shareholder interests to ultimately improve shareholder value. To this end, our executive compensation program pursues the following objectives:
•	reinforce our corporate values by combining our efforts to deliver superior business results with good governance, socially responsible business practices, and high ethical standards;

•	promote a high performance culture with clear emphasis on accountability and variable pay that is tied to both short and long-term results;

•	attract, retain and motivate top talent cost-effectively by offering competitive total compensation opportunities;

•	require moderate levels of share ownership that increase with executives’ scope of responsibilities;

•	emphasize uniformity of design features across corporate and business units to reinforce collaboration, limit program complexity, and increase the effectiveness of the entire executive team;

•	align executive and shareholder interests through long-term equity based plans; and

•	maintain a clear and understandable framework for evaluating the effectiveness of the program’s design features.
     Compensation Consultants
     The Compensation Committee has the sole authority to engage and terminate the services of outside consultants. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Cook”) as its independent compensation consultant to advise the Compensation Committee on matters related to the compensation of executives and directors. Cook has not and will not, without prior approval of the Compensation Committee, provide any other services for the Corporation.
     Named Executive Officers
     The named executive officers (“Named Executive Officers”) include our chief executive officer, our chief financial officer and the three other most highly compensated executive officers who were serving as executive officers at December 31, 2009:
•	Ramón M. Ruiz-Comas, our chief executive officer;

•	Juan J. Román-Jiménez, our chief financial officer;

•	Socorro Rivas-Rodríguez, the president of our managed care subsidiary, Triple-S Salud, Inc.;

•	Eva G. Salgado, the president of our property and casualty insurance subsidiary, Triple-S Propiedad, Inc.; and

•	Luis A. Marini-Mir, the president of our government health reform subsidiary, Triple-C, Inc.

Determining Executive Compensation
     We compare the compensation of the Named Executive Officers to that of companies with which we compete or could compete for executive talent. Those companies include private or publicly-held companies, stand-alone businesses or divisions of larger corporations. Our size and/or organizational complexity are considered when selecting comparable companies in Puerto Rico and the United States and data analysis methods. Within our general competitive framework, specific comparisons may vary by type of role.
     Cook provided the Compensation Committee with relevant market data and alternatives to consider when making executive compensation decisions. Using data prepared by Cook, the Compensation Committee compared each element of total compensation to a list of direct industry competitors and comparable companies in Puerto Rico (“Comparable Group”). The Comparable Group for 2009 was the same as in 2008. The companies comprising the Comparable Group for 2009 are:

AMERIGROUP Corporation	Erie Indemnity Company	Oriental Financial Group

Alleghany Corporation	First BanCorp	Santander BanCorp

Aspen Insurance Holdings Ltd	HCC Insurance Holdings, Inc.	State Auto Financial Corporation

Popular Inc.	HealthSpring, Inc.	WellCare Health Plans, Inc.

Centene Corporation	Infinity Property & Casualty Corporation	Zenith National Insurance Corporation

Delphi Financial Group, Inc.	Magellan Health Services	W Holding Company

Molina Healthcare, Inc.
     For comparison purposes, our annual revenues are at the median of the Comparable Group. Total compensation—which includes base salary, short and long-term variable pay opportunities, benefits and perquisites—is targeted at between the 25th and 50th percentile of the Comparable Group.
     Based on our compensation philosophy, a significant percentage of total compensation is delivered in the form of incentive compensation. The Compensation Committee has not adopted a policy or formula to allocate total compensation among its various components. As a general matter, the Compensation Committee reviews competitive pay information provided by Cook as well as our current operating goals and environment to determine the appropriate level and mix of incentive compensation. Actual amounts earned from incentive compensation are realized only as a result of individual or the Corporation’s performance, depending on the type of award, based on a comparison of actual results to pre-established goals.
     Principal Components of Executive Officer Compensation
     Executive compensation is delivered predominantly through base salary, annual cash bonuses, long-term incentive compensation, retirement programs and a non-qualified deferred compensation plan.
     Base Salary
     Base salaries are designed to recognize an individual’s contribution to the organization and his or her experience, knowledge, and responsibilities. Base salaries also aim to provide competitive compensation, appropriate incentives and financial stability to the Named Executive Officers for assuming a significant level of responsibility.

     Therefore, according to our salary adjustment policy salary increases are based on a number of factors, including: importance of the position to us and level of responsibility, individual performance, growth in position, market level salary increases, our financial performance and ability to pay. Also, the policy establishes that base pay adjustments send clear performance messages and make moderate distinctions based on performance. Significant distinctions in performance by executives are recognized through our annual cash bonus program. In addition, this Policy requires that timing for increases, promotions and changes in responsibilities be consistent with market practice, and that base salaries for executives be reviewed on an annual basis and adjusted as necessary to ensure pay levels remain competitive.
     Annual Cash Bonus
     The annual cash bonus portion of an executive’s total compensation opportunity is intended to accomplish a number of objectives, including reinforcing the optimization of operating results throughout the year, facilitating the achievement of our stated objectives, paying for performance and reinforcing individual accountability, supporting our long-term objective to create shareholder value, and providing market competitive cash compensation when performance objectives for the year are met or exceeded. This bonus can be highly variable from year to year depending on actual performance results.
     The Corporation sets target cash bonus amounts as a percentage of base salary for all executives at the beginning of each year based on job responsibilities, internal relativity, and a review of competitive market data. Actual bonus payouts may range from zero to 150% of the target opportunity depending on the Corporation’s financial results relative to predetermined performance goals and the Compensation Committee’s subjective review of each executive’s individual performance. The Compensation Committee approves the awards and has discretion to determine any changes to the final amount to be paid. The Committee did not exercise its discretion in determining the awards for 2009.
     For 2009, the target annual cash bonus for each of the Named Executive Officers as a percentage of salary was as follows:

Executive	Target Bonus Percent
Ramón M. Ruiz-Comas	70%

Juan José Román-Jiménez	50%

Socorro Rivas-Rodríguez	70%

Eva G. Salgado	70%

Luis A. Marini-Mir	55%

     The Compensation Committee determines annual cash bonus awards based on two types of performance measures: financial results and individual criteria. Financial results account for 80% of each Named Executive Officer’s evaluation and individual performance criteria account for the remaining 20%. This weighting is intended to emphasize the financial performance of the Corporation while encouraging the achievement of other important goals. The weighting of financial results, in turn, is evenly divided between premiums earned and adjusted net income to promote profitable revenue growth. The financial results component of the cash bonus performance goals of our chief executive officer and chief financial officer is based on consolidated results. Awards to our business unit executives are split 30% based on our consolidated results and 50% based on the results of the relevant business unit. This distribution in weighting is designed to encourage each executive with responsibility for a business unit to focus on his or her individual business while working as a team to achieve the Corporation’s overall success. For 2009, annual cash bonus performance measures were as follows:

Corporate Executives

	Performance Measure And Weighting
	(dollar amounts in millions)
	40%	40%	20%
	Consolidated	Consolidated
	Premiums	Adjusted	Individual
Performance	Earned	Net Income	Criteria

Ramón M. Ruiz-Comas and Juan José Román-Jiménez
Maximum	$2,169.9	$71.9	See
Target	$1,808.3	$59.9	Table
Minimum	$1,446.7	$47.9	Below

Business Unit Executives

	Performance Measure and Weighting
	(dollar amounts in millions)
	Consolidated Results		Business Unit
	15%	15%	25%	25%	20%
Performance	Premiums Earned	Adjusted Net Income	Premiums Earned	Adjusted Net Income	Individual Criteria

Socorro Rivas-Rodríguez (Triple-S Salud, Inc.)
Maximum	$2,169.9	$71.9	$1,933.0	$53.8	See
Target	$1,808.3	$59.9	$1,611.0	$44.9	Table
Minimum	$1,446.7	$47.9	$1,288.0	$35.9	Below

Eva G. Salgado (Triple-S Propiedad, Inc.)
Maximum	$2,169.9	$71.9	$125.4	$11.5	See
Target	$1,808.3	$59.9	$104.5	$9.6	Table
Minimum	$1,446.7	$47.9	$83.6	$7.7	Below

Luis A. Marini-Mir (Reform Business)
Maximum	$2,169.9	$71.9	$436.7	$11.5	See
Target	$1,808.3	$59.9	$363.9	$9.6	Table
Minimum	$1,446.7	$47.9	$291.1	$7.7	Below

     The following table summarizes the individual performance goals for 2009 for each of the Named Executive Officers. The Compensation Committee did not allocate a specific weight to the various components of the criteria, and its evaluation of each executive’s performance with respect to each criterion was subjective.

Executive	Individual Performance Criteria
Ramón M. Ruiz-Comas, Socorro Rivas-Rodríguez, Eva G. Salgado, Luis A. Marini-Mir	Asset protection, board relations, communications, enterprise risk management, human resources, leadership, management development, management operations, and strategic planning

Juan J. Román-Jiménez	Board relations, investor relations, communications and leadership, enterprise risk management, financial reporting and control, investments for the finance division, management development, management operations, and regulatory compliance

     The Company believes that premiums earned and adjusted net income are key drivers of shareholder value and the most relevant measures by which to assess the Corporation’s short-term business performance. Consolidated premiums earned represents the annual expected premiums earned in the calendar year as presented in the consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP). Adjusted net income is measured as the net income earned in the calendar year, as presented in the consolidated financial statements in accordance with U.S. GAAP, minus the realized and unrealized gains/losses in investment and derivatives, net of related income tax effect. The Corporation believes that the mix of performance measures focus executives appropriately on improving both top-line growth (through premiums earned) and bottom-line growth (through adjusted net income), while also emphasizing individual accountability through each executives’ individual performance goals.
     In addition to the annual cash bonus described above, we pay an annual bonus each December to all of our active employees, including the Named Executive Officers. This bonus is determined based on a non-performance predetermined formula and paid if the employee has worked more than 700 hours as of September 30 of each year and is an employee at the date of payment. The amount paid under this bonus is approximately 9% of base salary and, with respect to the bonus payable to the Named Executive Officers, is included in the bonus column of the Summary Compensation Table.
     Long-Term Incentive Awards
     We believe that long-term incentives in the form of equity-based compensation are an important and essential element of the Company’s total compensation program that ensure our ability to attract, motivate, and retain top talent responsible for the Corporation’s long-term success. Our long-term incentives to key executive employees are designed to accomplish a number of important objectives, including to align management and shareholder interests, balance the short-term orientation of other compensation elements, provide a variable portion of total compensation tied to long-term market and financial performance of the Corporation, build executive stock ownership, hold executives accountable for their long-term decisions, reinforce collaboration across the Corporation, retain key talent over the long term, and share success with those who directly impact our performance results.
     The Corporation made an annual long-term incentive grant to its executives during 2007 in connection with our initial public offering. No long-term incentive grants were made in 2008 or 2009 to our Named Executive Officers. The Corporation’s policy is to make annual long-term incentive grants to its executives during the first quarter of the year. Also, we may make grants to newly hired employees in connection with their employment.
     The Compensation Committee will carefully consider the impact of expensing the awards, as well as dilution, in order to achieve a balance between our costs, competitiveness and maintaining employee incentives.
     Retirement Programs
     Our qualified and non-qualified employee retirement plans provide a retirement income base to eligible substantial majority of our employees, including our executive officers. Union employees hired after December 19, 2007, as well as non-union employees hired after September 30, 2007, are ineligible to participate. Employees who participate in our qualified plan also participate in our non-qualified plan to the extent their income levels exceed compensation and benefit limits imposed by the United States Internal Revenue Code of 1986, as amended.
     Non-Qualified Deferred Compensation Plan
     Under our non-qualified deferred compensation plan, senior executives, including our Named Executive Officers, who elect to become participants, may defer until a future date a portion of their annual compensation and benefit from the tax advantages related to such deferral.
     Stock-Based Awards Grant Date Policy
     We do not time or select the grant dates of any stock options or other equity-based awards in coordination with the release by us of material non-public information, nor do we have any program, plan or practice to do so.

The Compensation Committee considers the timing of equity grants to assure that grant timing is not being manipulated for employee or director gain, and approves target grant values for equity incentives prior to the grant date. On the grant date, those values are converted to shares based on: (i) the closing price of the Corporation’s stock on that date; and (ii) the same valuation methodology the Corporation uses to determine the accounting expense of the grants under FASB Accounting Standards Codification Topic 718.
Role of Executive Officers in Compensation Decisions
     The Compensation Committee is responsible for all compensation decisions with respect to Named Executive Officers of the Corporation. In determining the compensation of Named Executive Officers other than the chief executive officer, the Committee takes into account the recommendations of the chief executive officer. The chief executive officer annually reviews the performance of the other Named Executive Officers. The conclusions reached and recommendations based on these reviews, including with respect to base salary adjustments and annual incentive award amounts, are presented to the Compensation Committee. The Compensation Committee reviews and approves in the compensation of the Named Executive Officers, including the chief executive officer.
     Compensation of Named Executive Officers for 2009
     The Compensation Committee evaluated the different components of compensation of the executive officers to ascertain compensation at adequate levels (defined as total compensation targeted at median external pay levels) when compared with companies in the Comparable Group and to retain its executive officers.
     With Cook’s assistance, the Compensation Committee reviewed each pay component to align compensation to that of similar companies. The main purpose was to assure that we established a competitive compensation program.
     Base Salary
     In setting base salaries for 2009, the Compensation Committee considered the following factors:
•	The corporate budget, meaning our overall budget for base salary increases. The corporate budget was established based on planned performance for 2009. The objective of the budget is to allow salary increases to retain and motivate successful performers while maintaining affordability within our business plan.

•	The relative pay differences for different job levels.

•	Individual performance base salary increases were driven by individual performance assessments.

•	Evaluation of peer group data specific to each executive position, where applicable.
     The Compensation Committee applied the principles described above in establishing the 2009 base salary for Mr. Ruiz-Comas, the Corporation’s chief executive officer. In an executive session, the Compensation Committee assessed Mr. Ruiz-Comas’ 2008 performance, based on established corporate goals and financial objectives. They considered the Corporation’s and Mr. Ruiz-Comas’ accomplishment of objectives that had been established at the beginning of the year, the strategic direction of the Corporation and its own subjective assessment of his performance. The Compensation Committee approved a salary increase for Mr. Ruiz-Comas and recommended it to the Board, which also approved it.
     For all other Named Executive Officers salary increases were based on the aforementioned principles, and were in line with budget and salary increases for all other employees.

     Long-Term Incentive Awards
     No long-term incentive awards were granted to Named Executive Officers in 2009.
     Annual Cash Bonus Plan
     The cash bonus awards for 2009 were based on the performance of the Corporation against the stated objectives. For 2009, our reported net income, excluding realized and unrealized gain and losses on investments and derivatives (tax effected), was $59.4 million, which was at the targeted level. Also, total operating revenues, excluding net investment income, were $1.92 billion, which exceeded the targeted level. In February and March 2010, the Compensation Committee and the Board, respectively, approved payments to the Named Executive Officers under the 2009 cash bonus plan, in the amounts set forth in the Summary Compensation Table.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by:
Adamina Soto-Martínez, Chair of the Compensation Committee
Manuel Figueroa-Collazo
Jorge L. Fuentes-Benejam
Roberto Muñoz-Zayas

Summary Compensation Table
          The following table sets forth the total compensation paid to or earned by Name Executive Officers serving as such as of December 31, 2009 for services rendered in all capacities to the Corporation.

							Change in
							Pension
							Value
							and Non-
						Non-Equity	Qualified
						Incentive	Deferred	All Other
				Stock	Option	Plan	Compensation	Compensation
Name and Principal Position	Year	Salary (1)	Bonus (2)	Awards (3)	Awards (3)	Compensation	Earnings(4)	(5)	Total
Ramón M. Ruiz-Comas	2009	$582,809	$53,624	$0	$0	$412,896	$165,000	$104,102	$1,318,431
President and CEO, Triple-S	2008	$563,100	$51,818	$0	$0	$425,000	$60,000	$104,309	$1,204,227
Management Corporation	2007	$541,500	$49,838	$2,249,994	$2,247,004	$431,000	$120,000	$91,924	$5,731,260
Juan J. Román-Jiménez	2009	$403,700	$37,206	$0	$0	$206,500	$55,000	$37,871	$740,277
Vice President of Finance &	2008	$390,000	$35,950	$0	$0	$210,600	$40,000	$40,423	$716,973
CFO of Triple-S Management	2007	$360,000	$33,200	$749,998	$749,000	$206,800	$60,000	$27,014	$2,186,012
Corporation
Socorro Rivas-Rodríguez	2009	$425,000	$39,158	$0	$0	$292,700	$290,000	$69,545	$1,116,403
President of Triple-S	2008	$411,600	$37,930	$0	$0	$309,300	$65,000	$62,367	$886,197
Salud, Inc.	2007	$395,700	$36,473	$749,998	$749,000	$325,400	$105,000	$65,908	$2,427,479
Eva G. Salgado	2009	$296,100	$27,343	$0	$0	$184,800	$70,000	$56,282	$634,525
President of Triple-S	2008	$286,100	$26,426	$0	$0	$205,300	$35,000	$43,293	$596,119
Propiedad, Inc.	2007	$275,700	$25,473	$225,011	$224,702	$221,800	$54,000	$33,406	$1,060,092
Luis Marini-Mir	2009	$249,800	$23,098	$0	$0	$142,000	$97,000	$37,717	$549,615
President of Triple-C, Inc.	2008	$241,900	$22,374	$0	$0	$102,000	$35,000	$41,440	$442,714
	2007	$232,600	$21,522	$105,009	$104,860	$158,000	$49,000	$31,850	$702,841

(1)	Amounts represent base salary. Some of the Named Executive Officers deferred a portion of their salary under the non-qualified deferred compensation plan. The deferred amounts have been included in the Non-Qualified Deferred Compensation Table below.

(2)	Represents annual non-performance based bonus. See “Compensation Discussion and Analysis—Annual Cash Bonus” for detailed explanation.

(3)	The amounts shown in this column reflect the grant date fair value of the stock and option awards as determined in accordance with the provisions FASB Accounting Standards Codification Topic 718 (formerly referred to as FAS 123R). See footnote 21 (“Share-Based Compensation”) of the Corporation’s audited consolidated financial statements on the Form 10-K for the year ended December 31, 2009. Half of each Named Executive Officer’s stock awards were performance awards with a maximum payout of 120%. The maximum value of the performance awards was $2,474,993 for Mr. Ruiz-Comas, $824,998 for Mr. Román-Jiménez and Ms. Rivas-Rodríguez, $274,512 for Ms. Salgado, and $115,510 for Dr. Marini-Mir.

(4)	The amounts represent the actuarial increase in the present value of the Named Executive Officer’s benefits under our pension plan, and the Supplemental Benefit Plan, described below under “Non-Contributory Defined Benefit Pension Plan”. The increase was calculated using the interest rate, discount rate and form of payment assumptions consistent with those used in our financial statements. The calculation assumes benefit commencement is at normal retirement age (65), and was calculated without respect to pre-retirement death, termination or disability. Earnings on deferred compensation are not reflected in this column because we do not provide above market or guarantee returns on non-qualified deferred compensation.

(5)	Other annual compensation consists of the following:

			Contributions
		Sick Leave &	to Defined
	Vehicles	Vacation Paid	Contribution
Name	Allowance	(a)	Plans	Other	Total
Ramón M. Ruiz-Comas	$30,000	$74,102	$—	—	$104,102
Juan José Román-Jiménez	—	37,871	—	—	37,871
Socorro Rivas-Rodríguez	20,357	44,265	—	4,923	69,545
Eva G. Salgado	28,200	28,082	—	—	56,282
Luis A. Marini-Mir	13,116	21,134	—	3,467	37,717

(1)	We pay to all of our employees, including the Named Executive Officers, the sick leave days not used during the year and the excess, if any, of vacation days accrued over thirty days. Amounts included represent cash paid during 2009.

Outstanding Equity Awards of Class B shares at 2009 Fiscal Year-End

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan
			Incentive Plan					Plan	Awards:
		Number of	Awards:					Awards:	Market
	Number of	Securities	Number of			Number of	Market	Number of	Value of
	Securities	Underlying	Securities			Shares of	Value of	Unearned	Unearned
	Underlying	Unexercised	Underlying			Stock	Shares of	Shares	Shares
	Unexercised	Options (#)	Unexercised	Option	Option	That Have	Stock That	That Have	That Have
	Options (#)	Unexcercisable	Unearned	Exercise	Expiration	Not Vested	Have Not	Not Vested	Not Vested
Name	Excercisable	(1)	Options (#)	Price	Date	(#) (2)	Vested (3)	(#) (4)	(3)
Ramón M. Ruiz-Comas	310,345	155,172	—	$14.50	12/7/2014	25,862	$455,171	77,586	$1,365,514
Juan José Román-Jiménez	103,448	51,724	—	$14.50	12/7/2014	8,621	$151,730	25,862	$455,171
Socorro Rivas-Rodríguez	103,448	51,724	—	$14.50	12/7/2014	8,621	$151,730	25,862	$455,171
Eva G. Salgado	31,035	15,517	—	$14.50	12/7/2014	2,586	$45,514	7,759	$136,558
Luis A. Marini-Mir	14,483	7,241	—	$14.50	12/7/2014	1,207	$21,243	3,621	$63,730

(1)	Stock option awards vest in December 7, 2010.

(2)	Unvested restricted stock grants vest in December 7, 2010.

(3)	The market value of restricted stock and performance awards that have not vested was calculated by multiplying the closing price of our Class B shares on December 31, 2010 ($17.60), by the applicable number of shares.

(4)	Unvested performance awards vest on December 31, 2010, subject to the achievement of performance measures.
Options Exercised and Stock Vested in Fiscal Year 2009

	Option Awards		Stock Awards
			Number of
	Number of		Shares	Value
	Shares		Acquired	Realized on
	Acquired on	Value Realized	on Vesting	Vesting ($)
Name	Exercise (#)	on Exercise ($)	(#) (1)	(2)
Ramón M. Ruiz-Comas	—	—	25,862	$417,930
Juan José Román-Jiménez	—	—	8,620	$139,299
Socorro Rivas-Rodríguez	—	—	8,620	$139,299
Eva G. Salgado	—	—	2,586	$41,790
Luis A. Marini-Mir	—	—	1,207	$19,505

(1)	Represents the number of restricted stock awarded on the date of our initial public offering that vested on December 7, 2009.

(2)	The market value of restricted stock and performance awards that vested was calculated by multiplying the closing price of our Class B shares on December 7, 2009 ($16.16), by the applicable number of shares.
Pension Benefits
          We sponsor a non-contributory retirement program for certain of our employees. The compensation covered by the pension plans is the annual salary as set forth in the Summary Compensation Table. Our supplemental retirement program covers benefits in excess of the United States Internal Revenue Code (“IRC”) limits that apply to the non-contributory retirement program, which is a tax-qualified program under IRC rules. The following is a summary of the provisions of our pension plans.

          Non-Contributory Defined-Benefit Pension Plan
•	Employees eligible for participation — Employees age 21 or older with one year of service with a BCBSA organization who were hired by Triple-S Management on or before December 19, 2007 in the case of union employees (on or before September 30, 2007, in the case of non-union employees) are eligible to participate. Union employees hired after December 19, 2007 are ineligible to participate. Non-union employees hired after September 30, 2007 are ineligible to participate.

•	Average earnings — Highest average annual rate of pay from any five consecutive calendar year periods out of the last ten years. Each year’s earnings are limited to $200,000 (as indexed). For 2009, the pension earnings are limited to $245,000.

•	Accrued benefit — Single life benefit equal to the following:
i.	2% of final average earnings multiplied by plan service (defined as full and partial years of employment with Triple-S Management or any of its subsidiaries) up to 30 years, minus

ii.	1.33% of primary Social Security benefit multiplied by benefit service up to 30 years, minus

iii.	any benefit accrued under a prior BCBSA plan.
               The accrued benefit cannot be less than the benefit calculated considering employer service only.
•	Normal retirement
i.	Eligibility — Termination of employment after both the attainment of age 65 and after either the fifth anniversary of Program participation or completion of five years of vesting service.

ii.	Benefit — The accrued benefit payable at normal retirement date.
               To be eligible for early retirement, termination of employment must occur after attaining age 55 with five years of benefit service. The benefit will be the accrued benefit at normal retirement date minus 6% per year for each year beginning at age 62. There is no reduction if retirement occurs after age 62.
               The plan also has a special early retirement provision. To be eligible, the termination of employment should occur after reaching age 55 and attaining 30 years of benefit service and election of immediate benefit commencement. The accrued benefit will be the accrued benefit at the normal retirement date minus 6% per year beginning at age 62. This benefit replaces the early retirement benefit for those meeting the special early retirement benefit eligibility.
•	Forms of payment — The standard form is a straight life annuity. The automatic form of payment for a single participant is the standard form, and for a married participant at the benefit commencement date there is a reduced qualified joint and survivor annuity, with 50% of the benefit continuing to the surviving spouse upon the earlier death of the participant. In lieu of the automatic form of payment, a participant may elect, with the proper spousal consent, one of the optional forms of annuity payment or, alternatively, a single lump sum payment.
     Supplemental Retirement Plan
•	Employees eligible for participation — Employees with non-contributory retirement program benefits limited by the IRC maximum compensation and benefit limits are eligible to participate.

•	Final average earnings — The highest average annual rate of pay from any five consecutive calendar year periods out of the last ten years. The annual pay rate in the year of termination is included.

•	Accrued benefit — Single life benefit equal to the following:

i.	2% of final average earnings multiplied by plan and BCBSA service up to 30 years, minus

ii.	Prior plan benefit (if any), minus

iii.	qualified retirement program benefit.
               The accrued benefit cannot be less than the benefit calculated considering Employer Service only.
•	Normal retirement
i.	Eligibility — Termination of employment after both the attainment of age 65 and after either the fifth anniversary of Program participation or completion of five years of vesting service.

ii.	Benefit — The accrued benefit payable at normal retirement date.
•	Early retirement
i.	Eligibility — Termination of employment after attaining age 55 with five years of plan and BCBSA service.

ii.	Benefit — The accrued benefit at normal retirement date reduced using factors that are actuarially equivalent to the age 62 benefit. No reduction if retirement occurs after age 62.
•	Special early retirement
i.	Eligibility — Termination of employment after attaining 30 years of plan and BCBSA service and election of immediate benefit commencement.

ii.	Benefit — This benefit is calculated at date of termination with no early retirement reductions and replaces the early retirement benefit for those meeting the special early retirement benefit eligibility.
•	Forms of payment — The standard form is a straight life annuity. The automatic form of payment for a single Participant is the standard form and for a married Participant at the benefit commencement date is a reduced qualified joint and survivor annuity, with 50% of the benefit continuing to the surviving spouse upon the earlier death of the participant.

          The following table presents pension plan information as of December 31, 2009 for the Named Executive Officers under our non-contributory retirement program and our supplemental retirement program.

		Number of Years of	Present Value of
		Credited	Accumulated	Payments During
Name	Plan Name	Service(1)	Benefit(2)	Last Fiscal Year
Ramón M. Ruiz-Comas	Non-Contributory Retirement Program	19.56	$480,000	—
	Supplemental Retirement Program		655,000	—
Juan José Román- Jiménez	Non-Contributory Retirement Program	13.98	200,000	—
	Supplemental Retirement Program		115,000	—
Socorro Rivas-Rodríguez(3)	Non-Contributory Retirement Program	27.97	1,165,000	—
	Supplemental Retirement Program		870,000	—
Eva G. Salgado	Non-Contributory Retirement Program	13.89	315,000	—
	Supplemental Retirement Program		75,000	—
Luis A. Marini-Mir (3)	Non-Contributory Retirement Program	11.91	470,000	—
	Supplemental Retirement Program		15,000	—

(1)	The number of actual years of service with the Corporation of each Named Executive Officer exceeds the years of his or her credited service under both plans by one year because employees become eligible to participate in such plans upon completing one year of service with a BCBSA organization.

(2)	For additional information on the material assumptions applied in determining the present value of accumulated benefits, see note 17 (“Pension Plans”) to Corporation’s audited consolidated financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Participant is eligible for early retirement under both plans. Additional details on early retirement payments and benefit formula and eligibility standards can be found in the sections titled “Non-Contributory Defined Benefit Pension Plan” and “Supplemental Retirement Plan” below.
Non-Qualified Deferred Compensation Table
          The following table presents deferred compensation for the Named Executive Officers that has been deferred under a plan that is not tax-qualified:

	Executive	Registrant	Aggregate		Aggregate
	Contribution	Contribution	Earnings in	Aggregate	Balance at
	Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
Name	Year (1)	Year	Year	Distributions	Year
Ramón M. Ruiz-Comas	$13,200	—	$15,598	—	$309,427
Juan José Román-Jiménez	$44,000	—	$13,420	—	$274,359
Socorro Rivas-Rodríguez	$48,405	—	$70,813	—	$1,401,354
Eva G. Salgado	$116,163	—	$11,188	—	$243,664
Luis A. Marini-Mir	$30,000	—	$19,689	—	$396,958

(1)	Amounts reported in this column for 2009 are reported as salary in the Summary Compensation Table.
          Under our non-qualified deferred compensation plan, participants may elect to defer up to 20% of gross annual cash compensation under the program. The deferred compensation and accumulated interest will be paid on the occurrence of the following events:
•	Upon termination of employment

•	retirement

•	six (6) months of continued disability

•	death

•	an elected fixed date occurring after the 5th but not later than the 25th anniversary of deferral

          Deferred compensation accumulates interest at an annual rate equivalent to the actual annual yield of the fixed income portion of the Corporation’s investment portfolio for the corresponding year. Except as described below, no amounts are payable to Named Executive Officers upon termination of employment other than amounts payable in accordance with law or policies of the Corporation applicable to all employees, or as a result of a change in control of the Corporation.
Description of Employment Agreements
          Ramón M. Ruiz-Comas
          We entered into an employment agreement with Mr. Ruiz-Comas, dated as of March 4, 2010. Mr. Ruiz-Comas’ agreement has a two year term, unless terminated as set forth therein. The agreement provides for a base salary of $611,949, which we may increase in accordance with existing policies. In addition, Mr. Ruiz-Comas is eligible to receive an annual cash bonus, contingent upon the achievement of annual performance objectives established in accordance with the Corporation’s policies. See the discussion under the caption “Compensation Discussion and Analysis—Annual Cash Bonus” for more information on the bonuses paid for 2009.
          The agreement also provides that Mr. Ruiz-Comas has a right to, among other things:
•	an annual non-discretionary non-performance bonus, as described under the caption “Compensation Discussion and Analysis—Annual Cash Bonus”;

•	an automobile allowance;

•	the annual membership fees for a private club, two business related clubs and two professional associations;

•	the payment of premiums in connection long term disability insurance and life insurance coverage (with a maximum coverage of $100,000) for Mr. Ruiz-Comas;

•	the payment of premiums in connection with health and medical benefits for Mr. Ruiz-Comas and his dependents under the Corporation’s group health insurance plan; and

•	the right to participate in all employee benefit plans and programs, including long-term incentive compensation programs, generally available to senior executives.
          Mr. Ruiz-Comas is subject to a covenant not to solicit our team members for 12 months following his resignation or termination or the expiration of the agreement. Mr. Ruiz-Comas is also subject to a covenant not to compete with us for 12 months following such his resignation, termination or the expiration of the agreement.
          In the event that we terminate Mr. Ruiz-Comas’ employment without “cause,” (other than for death or disability), provided Mr. Ruiz-Comas does not compete with us or solicit our team members during the 12-month period following termination, or disclose any confidential information, he will become entitled to the following severance benefits under his agreement:
•	an amount equal to the greater of the base salary payable (1) until the expiration of the agreement or (2) for one year, payable in equal monthly installments or in a lump sum, at the Corporation’s option;

•	an amount equal to the base salary payable in 12 substantially equal monthly installments as consideration for Mr. Ruiz-Comas’ obligation not to compete with us (the “Non-Compete Compensation”);

•	the continuation of Mr. Ruiz-Comas’ long term disability insurance, life insurance and health and medical benefits for Mr. Ruiz-Comas and his dependents until the later of one year or the expiration of the agreement; and

•	the payment of any amounts due under our deferred compensation plan and/or related to Mr. Ruiz-Comas’ vested rights under our pension plan.
          In the event that Mr. Ruiz-Comas’ employment terminates for “cause,” or as a result of his death or resignation, he will receive the base salary earned until the date of death or resignation, the liquidation of any applicable fringe benefits and the payment of amounts due under our deferred compensation plan and any vested rights under our pension plan. In the case of termination for “cause” or resignation, Mr. Ruiz-Comas will also be entitled to the Non-Compete Compensation.
          In the event that Mr. Ruiz-Comas’ employment terminates as a result of the expiration of the employment term (other than through his request and regardless of whether there is any period of at-will employment following the employment term), provided Mr. Ruiz-Comas does not compete with us or solicit our team members during the 12-month period following termination, or disclose any confidential information, he will receive an amount equal to the base salary payable in 12 substantially equal monthly installments and the continuation of Mr. Ruiz-Comas’ long term disability insurance, life insurance and health benefits for Mr. Ruiz-Comas and his dependents for a 12-month period following termination.
          For purposes of the agreement, “cause” means:
•	material breach by Mr. Ruiz-Comas of the agreement, his duties or any lawful written policies, rules, regulations, guidelines or codes of the Corporation, or

•	conviction of or plea of guilty or no contest to a felony or a misdemeanor involving fraud, dishonest or disreputable conduct or moral turpitude,

•	insubordination,

•	improper or disorderly conduct,

•	the existence of a conflict of interest not previously disclosed to the Board, or

•	a substantial reduction of the operations of the Corporation and its subsidiaries.
          Mr. Ruiz-Comas’ employment agreement also includes a change in control provision. A change in control is defined as:
•	the acquisition by any party of ownership of 25% or more of the total votes required for the election of the Corporation’s directors, or of such amount which, based on the cumulative vote, if this were allowed by the articles of incorporation and bylaws, would permit such party to elect 25% or more of the Corporation’s directors,

•	a consolidation, merger or other business combination, sale of assets or any combination thereof as a result of which the persons who were directors of the Corporation prior to such transaction fail to constitute a majority of the Board;

•	a change of at least 30% of the Corporation’s directors as a result of a “proxy fight”, as such term is defined in Regulation 14A of the Securities Exchange Act of 1934, as amended; or

•	a sale or transfer of substantially all the Corporation’s assets to another non-affiliated corporation.

          If, following a change in control, we terminate Mr. Ruiz-Comas without cause or Mr. Ruiz-Comas resigns for “good reason,” Mr. Ruiz-Comas would be entitled to receive the following special termination benefits:
•	an amount equal to (1) the highest base salary received by Mr. Ruiz-Comas in any of the three fiscal years prior to the change in control plus (2) the average annual cash bonus received by Mr. Ruiz-Comas during the prior three fiscal years; and

•	the continuation of Mr. Ruiz-Comas’ long term disability insurance, life insurance and health and medical benefits for Mr. Ruiz-Comas and his dependents for 24 months or until Mr. Ruiz-Comas obtains employment with comparable benefits.
          For purposes of the agreement, “good reason” means:
•	a change in the nature or scope of Mr. Ruiz-Comas’ duties or functions from those performed on the date immediately preceding the change in control;

•	a reduction in Mr. Ruiz-Comas’ base salary from that received on the date immediately preceding the change in control;

•	a reduction in Mr. Ruiz-Comas’ ability to participate in the compensation plans, such as bonus, stock options, incentives or other compensation plans, in which he participated on the date immediately preceding the change in control;

•	a change in the location of Mr. Ruiz-Comas’ principal place of employment of more than twenty-five miles from the place where he maintained his work office on the date immediately preceding the change in control; or

•	the reasonable determination by the Board to the effect that, as a result of the change in control and a change in the circumstances thereafter affecting the employment position of Mr. Ruiz-Comas, he is unable to exercise the authority, powers, functions or duties assigned to his position on the date immediately preceding the change in control.
          Potential Payments upon Termination or Change in Control
          On March 4, 2010, we entered into an employment agreement with Mr. Ruiz-Comas that entitled him to certain benefits upon a change in control or upon a termination of employment. These benefits are payable in accordance with his employment agreement. We describe this agreement, including the material conditions or obligations applicable to the receipt of these benefits, under the caption “Description of Employment Agreements” above. The table below sets forth the value of the benefits (other than payments that were generally available to salaried team members) that would have been due to Mr. Ruiz-Comas if he had terminated employment on December 31, 2009.

				Change of Control –
			Termination With	Resignation for
	Expiration of		Cause or Upon	Cause or
	Employment	Termination Without	Resignation or	Termination Without
	Agreement(1)	Cause(2)	Death	Cause(3)
Ramón M. Ruiz-Comas*

Base Salary	$582,809	Up to $1,165,568	$0	$1,165,568
Annual Short Term Bonus	0	0	0	421,322
Fringe Benefits	60,979	Up to 121,958	0	Up to 121,958
Non-Compete(4)	582,809	582,809	582,809	582,809

Total	$1,226,597	Up to $1,870,335	$582,809	Up to $2,291,657

*	Based on compensation payable to Mr. Ruiz-Comas for services rendered during 2009.

(1)	Base Salary and Fringe Benefits are payable in 12 equal monthly installments, provided the chief executive officer did not end negotiations or notify his desire not to renew.

(2)	Base Salary and Fringe Benefits payable are equal to the greater of the amount due at the expiration of the agreement or one year.

(3)	Base Salary and Annual Short Term Bonus payable is equal to twice the highest Base Salary paid in any of the prior three fiscal years plus the average Annual Short Term Bonus for the prior three fiscal years. The obligations to pay Fringe Benefits expires on the earlier of 24 months after the termination of employment or the date employment with comparable benefits is obtained.

(4)	The non-compete compensation is equal to the Base Salary payable in 12 equal monthly installments. This amount is not payable in the event of termination due to death.
Compensation Committee Interlocks and Insider Participation
          As of the record date, the members of the Compensation Committee are Ms. Soto-Martínez (chair) and Messrs. Fuentes-Benejam, Muñoz-Zayas, and Figueroa-Collazo. None of the members of the Committee is or has been one of our executive officers or employees. None of our executive officers served on the board of directors’ compensation committee of any other company for which any of our directors served as an executive officer at any time during 2009. Other than disclosed in “Other Relationships, Transactions and Events” in this proxy statement, none of the members of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K.
AUDIT COMMITTEE MATTERS
Report of the Audit Committee
          The Audit Committee charter establishes that the Audit Committee shall consist of three or more members of the Board. The Board has determined that each member of the Committee is independent. In making this determination, the Board follows the audit committee independence standards set forth in the NYSE’s director independence rules. Currently, the Committee is comprised of four directors all of whom are independent under such standards. The Committee held thirteen meetings during the year ended December 31, 2009. Form 10-K and Form 10-Q filings were discussed in four of such meetings.
          The role of the Committee is to assist the Board in its oversight of our financial reporting process, as well as our internal and external audit processes, independent registered public accounting firm’s qualifications and performance of the internal audit function. The Committee also is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and the establishment of procedures for handling complaints. The Committee operates pursuant to the charter that was adopted by the Board and amended on January 27, 2009.
          The charter states that: (1) the chair of the Audit Committee shall be appointed by the members of the Committee and (2) the Committee shall appoint the chief audit executive of the Internal Audit Office when such position is vacant. The Committee has the resources and authority to discharge its responsibilities, including the authority to engage an independent registered public accounting firm for special audits, reviews, and other procedures and to retain special counsel and other experts, consultants, or advisors. The Committee appoints or terminates the engagement of the independent registered public accounting firm and reviews the proposed audit scope and approach, including coordination of the audit effort with the Internal Audit Office.
          In the performance of its oversight function, the Committee has considered and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2009 with management and PricewaterhouseCoopers, our independent registered public accounting firm.
          The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. In addition, the Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence. The Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the auditors’ independence.

          As set forth in the Charter, management is responsible for: (1) the preparation, presentation, and integrity of our consolidated financial statements, and (2) maintaining appropriate accounting and financial reporting principles, policies, and internal controls and procedures that comply with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with U.S. GAAP.
          The members of the Committee are not employees of the Corporation or any of its subsidiaries. While some of them may be accountants or auditors by profession, the Committee relies on, and makes no independent verification of, the financial or other information presented to it or representations made by management or the independent registered public accounting firm. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or internal controls and procedures, designed to achieve compliance with accounting standards and applicable laws and regulations.
          Based on the Committee’s consideration of the audited consolidated financial statements and the discussions referred to above with management and the independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Committee set forth in the Charter and those discussed above, the Committee recommended and the Board approved that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.
          No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Corporation specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Submitted by:
Vicente J. León-Irizarry, CPA, Chair of the Audit Committee
Carmen Ana Culpeper-Ramírez
Antonio F. Faría-Soto
Adamina Soto-Martínez, CPA
Independent Registered Public Accounting Firm Fees and Other Matters
          The following is a description of the fees we paid or accrued for the professional services rendered by PricewaterhouseCoopers for the year ended December 31, 2009 and by KPMG LLP for the year ended December 31, 2008:
          Audit Fees. The aggregate fees we paid or accrued for professional services rendered by PricewaterhouseCoopers for the audit of our annual financial statements, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q, as of and for the year ended December 31, 2009, were $1,053,000. The aggregate fees we paid or accrued for professional services rendered by KPMG for the audit of our annual financial statements, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q, as of and for the year ended December 31, 2008 were $1,490,000, of which $120,000 were invoiced by KPMG following our submission of last year’s proxy and accrued by the Company in August 2009.
          Audit-Related Fees. The aggregate fees we paid or accrued for professional services rendered by PricewaterhouseCoopers as of and for the year ended December 31, 2009 and by KPMG LLP as of and for the year ended December 31, 2008 were $273,968 and $4,000, respectively. The 2009 fees were related to procedures performed for two SAS 70 audits and due diligence work, and the 2008 fees were related to work performed with registration statements, such as due diligence and the issuance of comfort letters.

          Tax Fees. The aggregate fees we paid or accrued for professional services rendered by PricewaterhouseCoopers as of and for the year ended December 31, 2009 for tax compliance, tax advice or tax consulting were $70,000. For the year ended December 31, 2008, we neither paid nor accrued fees for professional services rendered by KPMG LLP for tax compliance, tax advice or tax consulting.
          All Other Fees. The aggregate fees we paid or accrued for professional services rendered by PricewaterhouseCoopers other than those previously reported as of and for the year ended December 31, 2009, and by KPMG LLP other than those previously reported as of and for the year ended December 31, 2008 were $0 and $25,000, respectively. The 2008 fees were associated with the work performed to issue the Statement of Actuarial Opinion included in the Triple-S Propiedad, Inc. (formerly Seguros Triple-S, Inc.) statutory filings.
          Audit Committee’s Pre-Approval Policies and Procedures
          The Audit Committee must pre-approve all auditing and non-audit services rendered by our independent registered public accounting firm Pre-approval is not required for non-audit services if: (1) the aggregate dollar value of such services does not exceed five percent of the total fees paid by the Corporation to the external auditors during the fiscal year in which the non-audit services are provided, (2) the Corporation did not recognize as non-audit services at the time of the engagement and (3) such services are promptly brought to the attention of and approved by the Audit Committee prior to the completion of the audit.
          The Audit Committee pre-approved all audit and non-audit services.
Prior Independent Registered Public Accounting Firm
          KPMG LLP (“KPMG”) previously served as our independent auditor. As previously reported on a Form 8-K/A dated March 18, 2009, we dismissed KPMG as our independent registered public accounting firm. We have engaged PricewaterhouseCoopers as the Corporation’s independent registered public accountants for the fiscal year ending December 31, 2009.
          In August 2008, the Audit Committee of the Board determined to request proposals from independent registered public accounting firms for the Corporation’s 2009 audit. The Audit Committee believes that a periodic review of the appointment of the Corporation’s external audit firm is beneficial to the Corporation and its shareholders. KPMG has acted as the principal independent accountants of the Corporation for over 25 years. The Audit Committee invited KPMG and the other three major U.S. international accounting firms to participate in the process. As a result of this competitive process and after careful deliberation of the proposals submitted by these four firms, on February 25, 2009, the Audit Committee selected PricewaterhouseCoopers as the Corporation’s independent registered public accountants for the fiscal year ending December 31, 2009, and dismissed KPMG from that role, effective upon the completion of the audit of the Corporation’s financial statements and the issuance of the Corporation’s Form 10-K for the fiscal year ended December 31, 2008 (the “2008 10-K”).
          The audit reports of KPMG on the consolidated financial statements of the Corporation as of and for the years ended December 31, 2008 and 2007, respectively, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: KPMG’s report on the consolidated financial statements of the Corporation as of and for the years ended December 31, 2008 and 2007 contained a separate paragraph stating that “[a]s discussed in [Note 16 for 2008 and Note 15 for 2007] to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.” The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2008 contained adverse opinion as a result of a material weakness with respect to other-than-temporary impairment (“OTTI”), as explained in the sixth paragraph of this section.
          During the two fiscal years ended December 31, 2008 and 2007, respectively, and in the subsequent interim period through March 18, 2009: (1) the Corporation and KPMG had a disagreement described in the following paragraph on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in its reports on the financial statements of the Corporation for such years, and (2) there was a “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, as described in the preceding paragraph and further discussed in the sixth paragraph of this section.
          On February 9, 2009, in a meeting with the Audit Committee related to the audit of the Corporation’s financial statements for the year ended December 31, 2008, KPMG provided written notice to the Audit Committee that it had a disagreement with management related to whether a decline in fair value of certain securities held by the Corporation in its investment portfolio in the second quarter of 2008 resulted in an OTTI in the value of such securities. This issue had been presented as a review difference and discussed in an Audit Committee meeting held on August 4, 2008. The accounting issue was resolved to KPMG’s satisfaction at such meeting, and the Corporation filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 having recorded an OTTI of $2.36 million with respect to such securities in the financial statements of such quarter. The Corporation has authorized KPMG to respond fully to the inquiries of PricewaterhouseCoopers, as successor auditor, regarding such disagreement.
          On March 9, 2009, a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, occurred as follows: In connection with the preparation of the Corporation’s consolidated financial statements for the year ended December 31, 2008, and having assessed the effectiveness of the Corporation’s internal control based on criteria described in the “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission, management concluded that the Corporation’s internal control over financial reporting was not effective as of December 31, 2008 due to the following material weakness: The Corporation’s processes, procedures, and controls are not designed or operating effectively to ensure that other-than-temporary impairment (“OTTI”) on available for sale investment securities were recorded in accordance with generally accepted accounting principles. Specifically, our policies and procedures were not designed effectively to identify a complete population of available for sale investments that should be analyzed for OTTI. Also, our monitoring controls are not designed to consider factors that may indicate a decline in the value of available for sale investments is other than temporary in accordance with generally accepted accounting principles. These control deficiencies constitute a material weakness that resulted in material errors in net realized investment losses in our preliminary 2008 annual consolidated financial statements which were corrected prior to issuance of the Corporation’s consolidated financial statements. The Corporation is taking steps to address the material weakness and improve its internal control over financial reporting, as described in Item 9A of its 2008 10-K. The Corporation has authorized KPMG to respond fully to the inquiries of PricewaterhouseCoopers, as successor auditor, regarding this material weakness.
          On February 25, 2009, the Audit Committee approved the engagement of PricewaterhouseCoopers as the Corporation’s new principal independent accountants for the fiscal year ending December 31, 2009. During the two fiscal years ended December 31, 2008 and 2007 and the subsequent interim period through March 18, 2009, the date of the filing of the Corporation’s 2008 10-K with the SEC, the Corporation did not consult with PricewaterhouseCoopers regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s financial statements, and PricewaterhouseCoopers did not provide either a written report or oral advice to the Corporation that PricewaterhouseCoopers concluded was an important factor considered by the Corporation in reaching a decision as to any accounting, auditing or financial reporting issue. The Corporation did not consult with PricewaterhouseCoopers regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.
          We furnished a copy of the above disclosures to KPMG and requested that KPMG provide a letter addressed to the SEC stating whether or not it agrees with the statements contained in the Form 8-K/A dated March 18, 2009. A copy of such letter is filed as Exhibit 16.1 to the Form 8-K/A dated March 18, 2009.
PROPOSAL 2 – RATIFICATION OF THE SELECTION OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee has selected PricewaterhouseCoopers as the Corporation’s independent registered public accounting firm for 2010, and our Board is asking shareholders to ratify that selection. Although current law, rules, and regulation, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Corporation’s independent registered public accounting firm, our Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of PricewaterhouseCoopers for ratification by shareholders as a matter of good corporate practice. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
          Representatives of PricewaterhouseCoopers are expected to attend the annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.
          The affirmative vote of a majority of the total number of votes cast at the meeting is required to approve the ratification of the selection of PricewaterhouseCoopers as the Corporation’s independent registered public accounting firm for 2010.
          Our Board of Directors recommends a vote FOR the proposal.
San Juan, Puerto Rico, March 12, 2010.

LUIS A. CLAVELL-RODRÍGUEZ, MD	JESÚS R. SÁNCHEZ-COLÓN, DMD
Chairman of the Board	Secretary of the Board

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

TRIPLE-S MANAGEMENT CORPORATION
Annual Meeting of Shareholders
April 23, 2010 9:00 AM (local time)
This proxy is solicited by the Board of Directors
The shareholder hereby appoints Ramón M. Ruiz-Comas and Juan J. Román-Jiménez, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TRIPLE-S MANAGEMENT CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 9:00 AM (local time) on April 23, 2010, at the Conrad San Juan Condado Plaza, Ponce de León Rooms A, B & C, 999 Ashford Avenue, San Juan, Puerto Rico, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side

TRIPLE-S MANAGEMENT CORPORATION
Office of Legal Affairs
PO BOX 363628
SAN JUAN, PR 00936-3628
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
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VOTE BY PHONE – 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR
the following proposal(s):

1.	Election of Directors	For	Against	Abstain

a.	Roberto Muñoz-Zayas	☐	☐	☐

b.	Jaime Morgan-Stubbe	☐	☐	☐

c.	Carmen Ana Culpeper	☐	☐	☐

d.	Antonio F. Faría-Soto	☐	☐	☐

e.	Manuel Figueroa-Collazo	☐	☐	☐

f.	Juan E. Rodríguez-Díaz	☐	☐	☐

The Board of Directors recommends you vote FOR
the following proposal(s):		For	Against	Abstain

2	Ratification of the selection of the independent registered public accounting firm	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date